Exhibit 2.1
PURCHASE AND SALE AGREEMENT
among
STRATA CRITICAL, INC.,
KEYSTONE PERFUSION SERVICES, LLC,
LRV HOLDCO, INC.,
LOUIS VERDETTO IRREVOCABLE TRUST,
LOUIS VERDETTO,
and
solely for the purposes set forth herein, STRATA CRITICAL MEDICAL, INC.
dated as of
September 16, 2025

i

3.10	No Other Representations or Warranties	24

4	REPRESENTATIONS AND WARRANTIES OF BUYER	24

4.1	Due Organization and Power	24
4.2	Authority	24
4.3	No Violation	24
4.4	No Litigation	24
4.5	Investment Intent	25
4.6	Brokers and Finders	25
4.7	Investigation	25

5	REPRESENTATIONS AND WARRANTIES OF PARENT	25

5.1	Due Organization and Power	25
5.2	Authority	25
5.2	No Violation	26
5.4	Parent Common Stock	26
5.5	Brokers and Finders	26

6	COVENANTS	26

6.1	Access to Information	26
6.2	Employees	27
6.3	Post-Closing Operations	27
6.4	Tax Matters	27
6.5	Confidentiality	30
6.6	Representation and Warranty Policy	30
6.7	Further Assurances	30
6.8	Director and Officer Liability	30
6.9	Cash-to-Accrual Taxes	31
6.10	Employee Retention Credit	31
6.11	Release of Guaranty	31

7	INDEMNIFICATION	31

7.1	Survival	31
7.2	Indemnification by the Seller Parties	32
7.3	Indemnification by Buyer and Parent	32
7.4	Limitations	33
7.5	Materiality	33
7.6	Procedures Relating to Indemnification among Seller and Buyer	34
7.7	Procedures Relating to Indemnification for Third Party Claims	35
7.8	No Indemnification by the Target Company	35
7.9	No Duplicate Damages	35
7.10	Purchase Price Adjustment	35
7.11	Release of Escrow Accounts	35
7.12	Remedies	35
7.13	Set-Off; Indemnity Payments	35
7.14	Fraud	35
ii

8	CLOSING	35

8.1	Closing Date	35
8.2	Items to be Delivered by Seller and the Target Company	36
8.3	Items to be Delivered by Buyer	36

9	MISCELLANEOUS	37

9.1	Publicity	37
9.2	Entire Agreement	37
9.3	Assignment	37
9.4	Governing Law	37
9.5	Jurisdiction	37
9.6	Amendment	37
9.7	Waiver	38
9.8	Notice	38
9.9	Expenses	39
9.10	No Third Party Beneficiaries	39
9.11	Severability	39
9.12	Interpretive Provisions	39
9.13	Counterparts	40
9.14	Waiver of Jury Trial	40
9.15	Sandbagging	40
9.16	Conflict Waiver; Privilege	40
9.17	Definitions	41

Annex A	Pro Rata Portion
Annex B	Estimated Closing Statement
Annex C	2025 Budget
Annex D	Adjusted EBITDA Methodology
Exhibit A	Form of Employment Agreement
Exhibit B	Escrow Agreement
Exhibit C	Restrictive Covenant Agreement
Exhibit D	Form of Lock-Up Agreement
Exhibit E	Form of Investor Questionnaire
Exhibit F	Assignment of Membership Interest Agreement

iii

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”), is dated as of September 16, 2025, and is between STRATA CRITICAL, INC., a Delaware corporation (“Buyer”), KEYSTONE PERFUSION SERVICES, LLC, a Pennsylvania limited liability company (the “Target Company”), LRV HOLDCO, INC., a Delaware corporation (“Seller”), Louis Verdetto Irrevocable Trust, dated August 20, 2025 (“Verdetto Trust”), Louis Verdetto (“L. Verdetto” and together with Verdetto Trust, “Owners” and each, an “Owner”), and, solely with respect to the Parent Terms, STRATA CRITICAL MEDICAL, INC., a Delaware corporation (“Parent”). Capitalized terms used but not otherwise defined in this Agreement are as defined in Section 9.17.
INTRODUCTION
WHEREAS, prior to the date hereof, the Owners collectively owned all of the issued and outstanding Equity Securities of Keystone Perfusion Services, PC, a Pennsylvania professional corporation (the “Pre-Conversion Target Company” and such Equity Securities, the “Pre-Conversion Target Company Interests”).
WHEREAS, prior to the date hereof, the Owners effected the following restructuring (collectively, items (i) through (iv) below, the “Reorganization”):
(i)On September 11, 2025 (the “Seller Formation Date”), the Owners formed Seller (the “Seller Formation”) and obtained a federal employer identification number for Seller that is not the federal identification number then assigned to the Pre-Conversion Target Company;
(ii)Effective as of the Seller Formation Date, the Owners contributed one hundred percent (100%) of the Pre-Conversion Target Company Interests to Seller in exchange for shares of capital stock of Seller (the “Contribution”);
(iii)On September 11, Seller filed a QSub Election with respect to the Pre-Conversion Target Company (the “QSub Election”), with such QSub Election being effective as of the Seller Formation Date (the date of such filing being the “QSub Election Filing Date”); and
(iv)Effective on September 12, 2025, the Pre-Conversion Target Company converted from a Pennsylvania professional corporation to a Pennsylvania limited liability company known as the Target Company (the “Conversion”).
WHEREAS, the Seller Formation, the Contribution and the QSub Election are collectively intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, as described in Revenue Ruling 2008-18.
WHEREAS, the Pre-Conversion Target Company was, and the Target Company (along with the other members of the Target Company Group) is (immediately upon the Conversion), engaged in the Business.
WHEREAS, as of the Closing Date, Seller owns all of the issued and outstanding Equity Securities of the Target Company (the “Target Company Interests”).

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Target Company Interests, in accordance with the provisions of this Agreement.
NOW, THEREFORE, the Parties hereby agree as follows:
1.PURCHASE OF TARGET COMPANY INTERESTS; PURCHASE PRICE; PAYMENT
1.1Transaction. Upon the terms and subject to the conditions in this Agreement, on the Closing Date, Seller shall sell to Buyer and Buyer shall purchase from Seller, all of the Target Company Interests owned by Seller, free and clear of all Liens.
1.2Purchase Price. The aggregate purchase price for the Target Company Interests shall be equal to the Base Purchase Price, as adjusted under Section 1.3 and Section 1.5. The form of payment of the Estimated Purchase Price (as defined below) shall be as follows: (i) eighty percent (80%) in cash (the “Cash Consideration”) and (ii) twenty percent (20%) in shares of Parent Common Stock, the number of which shall be calculated using the Parent Common Stock Value (the “Share Consideration”).
1.3Closing Date Statement. At least three (3) Business Days, but not more than seven (7) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”) showing, as of the Closing Date, Seller’s calculations of: (i) the estimated Net Working Capital Adjustment Amount; (ii) the estimated Target Company Transaction Expenses; (iii) the estimated Closing Indebtedness; (iv) the estimated Cash and (iv) on the basis of the foregoing, the adjusted purchase price (the “Estimated Purchase Price”). The Estimated Closing Statement shall be prepared in accordance with Annex B. During the period following the delivery of the Estimated Closing Statement and the Closing Date, at the request of Buyer, Seller will, and will cause the Target Company to, during normal business hours and in a manner that does not unreasonably interfere with the operation of the Business or the Target Company, provide Buyer with such reasonable access to the books and records of Target Company and other information (including financial statements and work papers) that relate to, as well as reasonable access to personnel of the Target Company that were involved in, the calculation or determination of the items included in the Estimated Closing Statement, in each case, as is reasonably necessary in order for Buyer to respond to or evaluate the calculations contained in the Estimated Closing Statement. Seller shall consider in good faith any comments of Buyer and shall revise the Estimated Closing Statement to reflect any such comments that are agreed among Buyer and Seller; provided that any failure of Buyer to comment on the Estimated Closing Statement prior to the Closing Date shall not preclude Buyer from exercising any other rights under this Agreement. For the avoidance of doubt, payment by Buyer of any amount set forth in the Estimated Closing Statement shall not be deemed to be an acceptance by Buyer of Seller’s calculations in the Estimated Closing Statement or waiver of any of Buyer’s rights under this Agreement.
1.4Payment of Estimated Purchase Price. At the Closing:
(a)Payment to Seller. Buyer shall: (i) pay to Seller (subject to the direction in Section 1.8), in cash by wire transfer of immediately available funds to a bank account designated by Seller in writing not less than five (5) days prior to the Closing Date, an amount equal to the Cash Consideration, less (A) the RWI Retention Amount and (B) fifty percent (50%) of the premium for the R&W Insurance Policy; and (ii) issue and deliver to the Transfer Agent, solely for the account and benefit of Seller, and cause the Transfer Agent to distribute to Seller, the Share Consideration less the Adjustment Escrow Shares.
(b)Payment of Escrow Amount to Escrow Agent. Buyer shall (i) deposit the RWI Retention Amount into the RWI Retention Account and (ii) issue and deliver to the Transfer Agent, and cause the Transfer Agent to distribute to the Escrow Agent, the Adjustment Escrow Shares into an escrow account (the “Adjustment Escrow Account”), each established pursuant to an escrow agreement between Buyer, Seller and CSC Delaware Trust Company, as escrow agent (the “Escrow Agent”), substantially in the form attached hereto as Exhibit B (the “Escrow Agreement”). The Escrow Agreement shall provide that (i) the Adjustment Escrow Shares will be used to satisfy any purchase price adjustment, if applicable, pursuant to Section 1.5(c), and (ii) the RWI Retention Amount will be used to satisfy claims for Losses in accordance with Article 7.
1.5Purchase Price Adjustment.
(a)Preliminary Post-Closing Price Adjustment Statement. No later than sixty (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement showing Buyer’s calculation of: (i) the actual Net Working Capital Adjustment Amount; (ii) the actual Target Company Transaction Expenses; (iii) the actual Closing Indebtedness; (iv) the actual Cash, each as of the Closing Date; and (v) on the basis of the foregoing, any adjustment to the Estimated Purchase Price (the “Preliminary Post-Closing Price Adjustment Statement”). If Buyer does not timely deliver the Preliminary Post-Closing Price Adjustment Statement by such deadline and such delay is not attributable to a delay or failure by Seller to cooperate or provide reasonable access to any information Buyer needs to prepare such schedule, then Seller may give Buyer written notice of such failure to timely deliver the Preliminary Post-Closing Price Adjustment Statement and, if Buyer shall fail to timely deliver the same within five (5) days after the date such written notice is given by Seller, Seller may, in its sole discretion, choose to, (A) conclusively deem the Estimated Closing Statement to be the Final Price Adjustment Statement (as defined below) or (B) deliver its own Preliminary Post-Closing Price Adjustment Statement. If Seller elects to prepare the Preliminary Post-Closing Price Adjustment Statement in accordance with the immediately preceding sentence, then all subsequent references in Section 1.5(b) to Buyer, on the one hand, and Seller, on the other hand, will be deemed to be references to Seller, on the one hand, and Buyer, on the other hand, respectively.
(b)Objections to Preliminary Post-Closing Price Adjustment Statement. If Seller objects to the Preliminary Post-Closing Price Adjustment Statement, Seller shall deliver to Buyer a written notice of objection (a “Price Adjustment Objection Notice”) within twenty (20) days following delivery of the Preliminary Post-Closing Price Adjustment Statement setting forth in reasonable detail the substance and basis of its objection, showing calculations. If Seller has no objection to the Preliminary Post-Closing Price Adjustment Statement, Seller shall promptly deliver to Buyer a written notice of acceptance (a “Price Adjustment Acceptance Notice”). The Preliminary Post-Closing Price Adjustment Statement will be final and binding on the Parties if a Price Adjustment Acceptance Notice is delivered or if no Price Adjustment Objection Notice is delivered to Buyer within such twenty (20)-day period. Any Price Adjustment Objection Notice must specify in reasonable detail the disputed items on the Preliminary Post-Closing Price Adjustment Statement and describe in reasonable detail the basis for the objection which forms the basis of the dispute, as well as the amount in dispute. If Seller delivers a Price Adjustment Objection Notice, Buyer and Seller shall consult with each other in good faith with respect to the objection. If Buyer and Seller do not agree on the objection within fifteen (15) days after Buyer’s receipt of the Price Adjustment Objection Notice, either Buyer or Seller may, within an additional fifteen (15) days, refer any unresolved disputed items to the Reviewing Accounting Firm. The Reviewing Accounting Firm will be directed to resolve disputed issues in accordance with this Agreement, to render a written report on the unresolved disputed issues with respect to the Preliminary Post-Closing Price Adjustment Statement as promptly as practicable and to resolve only those issues of dispute described in the Price Adjustment Objection Notice. The Reviewing Accounting Firm’s resolution of the dispute will be final and binding on the Parties (absent manifest error or fraud). The fees, costs, and expenses of the Reviewing Accounting Firm shall be allocated between Seller, on the one hand, and Buyer on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Reviewing Accounting Firm that are unsuccessfully disputed by Seller or Buyer, as applicable, and as finally determined by the Reviewing Accounting Firm, bears to the total amount of such disputed items so submitted. For example, should the items in dispute total in amount to one thousand dollars ($1,000) and the Reviewing Accounting Firm awards six hundred dollars ($600) in favor of Seller’s position, sixty percent (60%) of the costs of its review would be borne by Buyer and forty percent (40%) of the costs would be borne by Seller. None of the Seller Parties or Buyer or their respective Representatives shall have any ex parte communications or meetings with the Reviewing Accounting Firm concerning the subject matter of this Section 1.5(b) without the prior written consent of Buyer or Seller, as applicable. The Preliminary Post-Closing Price Adjustment Statement as finally determined under this Section 1.5(b) is referred to as the “Final Price Adjustment Statement” and the

calculation of the Estimated Purchase Price set forth in the Final Price Adjustment Statement is referred to as the “Final Purchase Price.”
(c)Purchase Price Adjustment. Within five (5) Business Days after determination of the Final Price Adjustment Statement in accordance with Section 1.5(b):
(i)If the Final Purchase Price as adjusted after the Closing Date under Section 1.5(a) and Section 1.5(b) is greater than the Estimated Purchase Price (such difference, the “Adjustment Excess Amount”), then Buyer shall pay to Seller (subject to the payment in Section 1.8) the Adjustment Excess Amount either (A) one hundred percent (100%) in cash by wire transfer of immediately available funds to an account designated by Seller or (B) at least eighty percent (80%) in cash by wire transfer of immediately available funds to an account designated by Seller and twenty percent (20%) or less through the issuance of shares of Parent Common Stock, the number of which shall be calculated and valued using clause (i) of the definition of Parent Common Stock Value and for the avoidance of doubt, all such payments under this Section 1.5(c)(i)(B) shall equal one hundred percent (100%) of the Adjustment Excess Amount in the aggregate. For the avoidance of doubt, the choice between clauses (A) and (B) shall be made in Buyer’s sole discretion.
(ii)If the Final Purchase Price as adjusted after the Closing Date under Section 1.5(a) and Section 1.5(b) is less than the Estimated Purchase Price (such difference, the “Adjustment Shortfall Amount”), then within five (5) days after the determination of the Final Price Adjustment Statement in accordance with Section 1.5(b) and in accordance with the Escrow Agreement, Buyer and Seller shall deliver joint written instructions to the Escrow Agent to release to Buyer for cancellation by Parent the number of Adjustment Escrow Shares (the number of which shall be calculated and valued using clause (i) of the definition of Parent Common Stock Value) from the Adjustment Escrow Account with an aggregate value equal to the Adjustment Shortfall Amount.
1.6Earn-Out Payments.
(a)Generally. Subject to Section 1.6(e), in addition to the Base Purchase Price, and as additional consideration for the purchase of the Target Company Interests, within sixty (60) days after each of December 31, 2025, 2026, 2027 and 2028 (each such annual period beginning on January 1 of such year, an “Earn-Out Period”), Buyer shall pay to Seller (subject to the direction in Section 1.8) the 2025 Earn-Out Amount or the Long-Term Earn-Out Payment, if any, for the applicable Earn-Out Period, in accordance with this Section 1.6.
(b)2025 EBITDA Payments.
(i)If 2025 Adjusted EBITDA exceeds fourteen million seven hundred fifty three thousand four hundred ninety seven and 00/100 dollars ($14,753,497.00) (the actual amount of such excess, the “2025 EBITDA Excess”), Buyer will pay to Seller (subject to the direction in Section 1.8) an amount equal to nine and sixteen one hundredths (9.16) multiplied by the 2025 EBITDA Excess (such amount, the “2025 Earn-Out Amount”); provided that the 2025 Earn-Out Amount shall not exceed ten percent (10%) of the Base Purchase Price. The form of payment of the 2025 Earn-Out Amount shall be as follows: (i) eighty percent (80%) in cash by wire transfer of immediately available funds to an account designated by Seller and (ii) twenty percent (20%) through the issuance of the required number of Parent Common Stock, the number of which shall be calculated using the Parent Common Stock Value; provided that Buyer may elect, in its sole discretion, to pay cash in lieu of some or all of the Parent Common Stock portion of any 2025 Earn-Out Amount.
(ii)If 2025 Adjusted EBITDA is less than or equal to thirteen million three hundred forty eight thousand four hundred two and 00/100 dollars ($13,348,402.00) (the actual amount of such shortfall, a “2025 EBITDA Shortfall”), Buyer shall receive an amount equal to nine and sixteen one hundredths (9.16) multiplied by the 2025 EBITDA Shortfall (the “2025 EBITDA Clawback Amount”); provided that any 2025 EBITDA Clawback Amount shall not exceed ten percent (10%) of the Base Purchase Price. Payment of the 2025 EBITDA Clawback Amount shall be as follows:

(A)Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent to release to Buyer or Parent from the Adjustment Escrow Account an amount of Adjustment Escrow Shares (the number of which shall be calculated and valued using clause (ii) of the definition of Parent Common Stock Value) equal to twenty percent (20%) of the 2025 EBITDA Clawback Amount (the “Clawback Share Amount”); provided that if the Clawback Share Amount is greater than the Adjustment Escrow Shares then remaining in the Adjustment Escrow Account, then Buyer and Seller shall deliver joint written instructions to the Escrow Agent to release to Buyer for cancellation by Parent all of the Adjustment Escrow Shares from the Adjustment Escrow Account and the difference between the aggregate value of the Adjustment Escrow Shares released to Buyer and the Clawback Share Amount shall be added to the amount to be paid by Seller pursuant to Section 1.6(b)(ii)(B); and
(B)Seller shall pay Buyer the remaining eighty percent (80%) of the 2025 EBITDA Clawback Amount in cash by wire transfer of immediately available funds to an account designated by Buyer; provided, however, if on the Escrow Release Date, Seller has not fully paid the amount to Buyer pursuant to this Section 1.6(b)(ii)(B), then the Escrow Agent shall retain the remaining balance of the Adjustment Escrow Account and the remaining balance of the RWI Retention Account as of such date until such full payment has been received by Buyer.
(c)Long-Term Earn-Out Payments.
(i)If the Target Company achieves the requisite amount of Gross Profit in calendar years 2026, 2027 and 2028, Seller (subject to the direction by Seller in Section 1.8) shall be entitled to receive and Buyer shall pay additional consideration (each, a “Long-Term Earn-Out Payment”) on the following terms and conditions. For any given Earn-Out Period indicated in the table below, if Gross Profit exceeds the minimum amount set forth in the Gross Profit Target Range set forth below, the aggregate Long-Term Earn-Out Payment shall be determined by multiplying the maximum amount of the corresponding Long-Term Earn-Out Range by a fraction expressed as a percentage, (x) the numerator of which is the amount by which Gross Profit for such period exceeds the minimum amount of the corresponding Gross Profit Target Range and (y) the denominator of which is the difference between the maximum and minimum amounts of such Gross Profit Target Range; provided, however, if Gross Profit exceeds the maximum amount in the applicable Gross Profit Target Range, the Long-Term Earn-Out Payment shall be equal to the maximum amount of the Long-Term Earn-Out Range (i.e., calculated as if the maximum amount of Gross Profit within such range had been achieved).

Fiscal Year	Gross Profit Target Range		Long-Term Earn-Out Range
	Min.	Max.	Min.	Max.
2026	$20,300,000	$22,000,000	$0	$9,000,000
2027	$25,400,000	$27,500,000	$0	$7,000,000
2028	$31,800,000	$34,400,000	$0	$7,000,000
By way of illustration, if the Target Company achieves twenty million three hundred thousand dollars ($20,300,000.00) in Gross Profit for fiscal year 2026, twenty six million dollars ($26,000,000.00) in Gross Profit for 2027, and thirty five million dollars ($35,000,000.00) in Gross Profit for 2028, then there shall be no Long-Term Earn-Out Payment for the 2026 Earn-Out Period, Buyer shall pay two million dollars ($2,000,000.00) for the 2027 Earn-Out Period, and Buyer shall pay seven million dollars

($7,000,000.00) for the 2028 Earn-Out Period, for an aggregate total of nine million dollars ($9,000,00.00).
(ii)Buyer, in its sole and absolute discretion, may elect to pay any portion of a Long-Term Earn-Out Payment either (x) in cash by wire transfer of immediately available funds to an account designated by Seller or (y) through the issuance of a number of shares of Parent Common Stock having a value equal to the applicable Long-Term Earn-Out Payment, the number of which shall be calculated using the Parent Common Stock Value; provided that no more than fifty percent (50%) of any Long-Term Earn-Out Payment may be paid with Parent Common Stock.
(d)Delivery of Earn-Out Calculation. As soon as reasonably practicable after the end of each Earn-Out Period, but in no event more than seventy-five (75) days after the end of each Earn-Out Period, Buyer shall deliver to Seller a statement reflecting Buyer’s initial calculation of such Earn-Out Period’s Earn-Out Payment or 2025 EBITDA Shortfall, as applicable (each, an “Earn-Out Calculation”) along with the unaudited financial statements of the Target Company for such Earn-Out Period. If Buyer fails to deliver an Earn-Out Calculation within the provided time period, then Seller may give Buyer written notice of such failure to timely deliver the Earn-Out Calculation and, if Buyer shall fail to timely deliver the same within five (5) days after the date such written notice is given by Seller, Seller may, in its sole discretion deliver its own Earn-Out Calculation. If Seller elects to prepare the Earn-Out Calculation in accordance with the immediately preceding sentence, Buyer shall provide reasonable access to and copies of all documentation reasonably requested to prepare the Earn-Out Calculation and all subsequent references in this Section 1.6(d) to Buyer, on the one hand, and Seller, on the other hand, will be deemed to be references to Seller, on the one hand, and Buyer, on the other hand, respectively. If Seller objects to an Earn-Out Calculation delivered by Buyer, Seller shall deliver to Buyer a written notice of objection (a “Earn-Out Calculation Objection Notice”) within thirty (30) days following delivery of such Earn-Out Calculation setting forth in reasonable detail the substance and basis of its objection, showing calculations. If Seller has no objection to such Earn-Out Calculation, Seller shall promptly deliver to Buyer a written notice of acceptance (a “Earn-Out Calculation Acceptance Notice”). Such Earn-Out Calculation will be final and binding on the Parties if an Earn-Out Calculation Acceptance Notice is delivered or if no Earn-Out Calculation Objection Notice is delivered to Buyer within such thirty (30)-day period. Any Earn-Out Calculation Objection Notice must specify in reasonable detail the disputed items on the Earn-Out Calculation and describe in reasonable detail the basis for the objection which forms the basis of the dispute, as well as the amount in dispute. If Seller gives an Earn-Out Calculation Objection Notice, Buyer and Seller shall consult in good faith with each other with respect to the objection. If Buyer and Seller do not agree on a resolution to the objection noted in the Earn-Out Calculation Objection Notice within fifteen (15) days after Buyer’s receipt of the Earn-Out Calculation Objection Notice, either Buyer or Seller may, within an additional fifteen (15) days, refer any unresolved disputed items to the Reviewing Accounting Firm. The Reviewing Accounting Firm will be directed to resolve disputed issues in accordance with this Agreement, to render a written report on the unresolved disputed issues with respect to the Earn-Out Calculation as promptly as practicable and to resolve only those issues of dispute described in the Earn-Out Calculation Objection Notice. The Reviewing Accounting Firm’s resolution of the dispute will be final and binding on the Parties (absent manifest error or fraud). The fees, costs, and expenses of the Reviewing Accounting Firm shall be allocated as described in Section 1.5(b), mutatis mutandis. None of the Seller Parties or Buyer or their respective Representatives shall have any ex parte communications or meetings with the Reviewing Accounting Firm concerning the subject matter in this Section 1.6(d) without the prior written consent of Buyer or Seller, as applicable.
(e)Seller acknowledges and agrees that following the Closing and throughout the Earn-Out Period, (i) Buyer shall operate the Business in good faith, and will keep the books and records of the Target Company in a manner that will reasonably facilitate recording, compiling, and analyzing the information relevant for determining Earn-Out Payments, and (ii) Buyer shall not (and shall cause the Target Company not to) (A) take any action with the primary purpose or intent of preventing Seller from achieving, or that would otherwise reduce, an Earn-Out Payment, (B) intentionally breach any contracts relating to the Target Company in a manner that would reduce, delay or otherwise impair the payment of any Earn-Out Payment, in any material respect, (C) divert or allocate any business or opportunities, including talent, employees and resources of the Target Company, from the Target Company to Buyer or any of its Affiliates, or (D) offer any discounts, refunds, or similar price reductions outside of the ordinary course of business in exchange for benefits to the Target Company that will accrue after the Earn-Out Period.
(f)Subject to and without limiting or restricting the obligations set forth herein, Seller acknowledges that: (i) the Earn-Out Payments are speculative and are subject to numerous factors outside the control of Buyer, and (ii) (A) Buyer has not, prior to or after the date hereof, promised or projected any amounts to be received by Seller in respect of the Earn-Out Payments, (B) the Seller is not relying on, nor has he relied on, any promises, projections or other information, documents or materials (or absence thereof) in respect of the Earn-Out Payments, and (C) Seller hereby (1) disclaims reliance on any such promises, projections or other information, documents or materials (or absence thereof), (2) understands and agrees that any promises and projections are specifically disclaimed by Buyer and (3) waives any right it may otherwise have with respect to any such promises, projections or other information, documents or materials (or absence thereof).
(g)Seller acknowledges and agrees that the contingent right to receive the Earn-Out Payments (or any portion thereof) (i) is solely a contractual right and is not a security for purposes of any federal or state securities law, (ii) shall not be represented by any form of certificate or other instrument, is not transferable, except by operation of law relating to descent and distribution, divorce and community property, and does not constitute an equity or ownership interest in the Target Company or Buyer, (iii) does not give Seller the right to any dividend rights, voting rights, liquidation rights, preemptive rights or other rights, (iv) is not redeemable and (v) may not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of (and any such transfer in violation hereof shall be null and void), and (vi) except as provided for in Section 1.7(d), no interest is payable with respect to any amount payable under this Section 1.6. In addition to the foregoing, Seller shall not have any rights as a securityholder of Buyer or the Target Company or any of their respective Affiliates as a result of this Section 1.6.
(h)Beginning on November 30, 2025 and then within thirty (30) days of the end of each month thereafter during each Earn-Out Period, Buyer shall cause the Target Company to deliver to Seller unaudited profit and loss statements (and any other financial information of the Target Company reasonably requested by Seller) of the Target Company for the month immediately preceding the month then ended (e.g., on or before October 30, 2025, Buyer shall deliver the financial statements (and any other financial information of the Target Company reasonably requested by Seller) for the period ended September 30, 2025), which shall include Buyer’s calculation of Gross Profit for such month during such Earn-Out Period.
1.7Parent Common Stock. Seller acknowledges and agrees that:
(a)As a condition to any obligation herein of Buyer and Parent to issue any shares of Parent Common Stock to any Person, Seller shall deliver to Buyer and Parent the Exchange Documents for such Person at least five (5) days prior to any issuance of Parent Common Stock required under this Agreement.
(b)The shares of Parent Common Stock issued under this Agreement shall bear a legend substantially similar to the following legend: “THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT, AND HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(c)Any Parent Common Stock issued under this Agreement shall be subject to a Lockup Agreement attached hereto as Exhibit D (the “Lockup Agreement”).
(d)Any issuance of Parent Common Stock required under this Agreement shall be and remain at all times subject to the approval of Parent’s board of directors; provided that if such approval is not obtained, then Buyer, in full satisfaction of its obligation to issue said shares, shall pay the disallowed portion of Parent Common Stock in cash by wire transfer of immediately available funds to Seller within ten (10) Business Days of Parent’s board’s disapproval of such issuance; provided, further, if such cash payment is not made within such ten (10) Business Day period, interest shall accrue on such cash payable at a rate per annum equal to the prime rate as published in The Wall Street Journal plus six percent (6%) on the date such payment was due.
1.8Payment Direction. Seller hereby directs that Buyer (and Buyer has agreed to do so solely as an accommodation to Seller) pay and deliver any amount due to Seller pursuant to Article 1 of this Agreement, whether payable in cash or shares of Parent Common Stock, to Michael Hancock and Christie Campbell (through the Target Company’s regular payroll procedures with respect to amounts directed to Michael Hancock and Christie Campbell as of the Closing) in accordance with the allocation percentages specified in Annex A, under the column entitled “Pro Rata Portion”. Seller has reviewed and does hereby confirm the accuracy of the allocation percentages specified in Annex A and does hereby release Buyer and Parent (and their respective Affiliates) from any claim or action alleging any inaccuracy in such allocation percentage or the amount paid or payable to such party that were accurately calculated using such party’s allocation percentage specified in Annex A.
1.9Tax Treatment of Payments. Buyer, Seller and the Target Company agree that any payment with respect to this Article 1, and any indemnification payment pursuant to Article 7, shall be deemed to be, and Buyer, the Target Company, and Seller shall treat such payment as, an adjustment to the Base Purchase Price, as applicable, for Tax purposes, except as otherwise required by applicable Law.
1.10Withholding. In the event that Buyer, Parent, each of their Affiliates, representatives, and agents, or any other applicable withholding agent, is required pursuant to applicable Law to deduct or withhold amounts from any payment required to be made under this Agreement, (i) such Person shall be entitled to deduct and withhold such amounts, (ii) such amounts shall be timely remitted to the applicable Government Body in accordance with applicable Law, and (iii) to the extent timely remitted, any such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction or withholding was made. Prior to making any such deduction or withholding (other than withholding in respect of compensatory payments or that result from Seller’s failure to deliver the form specified in Section 8.2(d)), the applicable withholding party shall (a) use commercially reasonable efforts to inform the other party at least five (5) Business Days in advance of any such deduction or withholding and (b) shall reasonably cooperate with such other party to take commercially reasonable steps to reduce or eliminate such deduction or withholding.
2.REPRESENTATIONS AND WARRANTIES OF THE TARGET COMPANY GROUP
Seller represents and warrants to Buyer that each statement contained in this Article 2 is true and correct as of the Closing Date.
2.1Due Organization and Power.
(a)On the Closing Date, and after the Reorganization, the Target Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Pennsylvania. The Target Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Section 2.1(a) of the Target Company Disclosure Letter sets forth a true and complete list of each jurisdiction in which the Target Company is licensed or qualified to do business.

(b)Section 2.1(b) of the Target Company Disclosure Letter sets forth a true and complete list of the names of each Subsidiary of the Target Company, the jurisdiction in which each such Subsidiary of the Target Company is organized and the equity ownership thereof (including the authorized capitalization, number of outstanding shares of each class of capital stock or other equity interest and the record and beneficial owners thereof). The Target Company does not own, directly or indirectly (including indirectly through any subsidiary), any capital stock, shares, membership interests, other equity or ownership rights, interests or other securities or derivatives in any Person, other than the Subsidiaries listed on Section 2.1(b) of the Target Company Disclosure Letter.
(c)Each Subsidiary of the Target Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept or equivalent) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary. Section 2.1(c) of the Target Company Disclosure Letter sets forth a true and complete list of each jurisdiction in which each Subsidiary is licensed or qualified to do business.
2.2Authority. The execution, delivery and performance by the Target Company of the Transaction Documents to be executed and delivered by the Target Company, the consummation by the Target Company of the Transaction, and performance of its obligations under the Transaction Documents have been duly authorized and approved by the Target Company. No other or further corporate or other act or proceeding on the part of the Target Company is necessary to authorize the Transaction Documents to be executed and delivered by the Target Company, the consummation by the Target Company of the Transaction or performance of its obligations under the Transaction Documents. Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, this Agreement constitutes, and the other Transaction Documents to be executed by the Target Company will constitute, valid and binding agreements of the Target Company, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements in effect relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
2.3No Violation. Except as set forth in Section 2.3 of the Target Company Disclosure Letter, neither the execution and delivery by the Target Company of the Transaction Documents nor the consummation by the Target Company of the Transaction (without or with notice or the lapse of time or both) (a) will violate any material Legal Requirement applicable to the Target Company Group, (b) will require any Consent of or notice to any Person under any Contract, (c) will violate or conflict with, or constitute a default under, the Organizational Documents of any member of the Target Company Group, (d) will violate or conflict with, or constitute a default under, or result in the automatic termination, acceleration or modification (or provide a Person the right of termination, acceleration or modification) of, or accelerate the performance required by, the payment of any kind required under, or the loss of any benefits under, or result in a breach of any Contract, or (e) will result in the creation or imposition of any Lien upon any of the Target Company Interests or the properties or assets of any member of the Target Company Group.
2.4Capitalization. Section 2.4 of the Target Company Disclosure Letter contains a list of (a) all issued and outstanding Target Company Interests of the Target Company and (b) the holder of record of each outstanding Target Company Interest of the Target Company. All of the Target Company Interests have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of the terms of any of the Target Company’s Organizational Documents and all applicable Legal Requirements. Except as set forth in Section 2.4 of the Target Company Disclosure Letter, (a) no Equity Rights with respect to the Target Company Group’s Equity Securities exist, (b) the Target Company Group has no obligation to issue or grant any Equity Rights with respect to Equity Securities of any member of the Target Company Group, (c) no member of the Target Company Group is party to any Contract relating to the issuance, sale or transfer of any of its Equity Securities or any

Equity Rights with respect to the Equity Securities of such member of the Target Company, and (d) no member of the Target Company Group owns any Equity Securities of any Person or Equity Rights with respect Equity Securities of any Person.
2.5Financial Statements; No Undisclosed Liabilities.
(a)Section 2.5 of the Target Company Disclosure Letter contains an unaudited balance sheet of the Target Company Group for the six (6) month period ending June 30, 2025 (the “Stub Period”) and for each of the years ended December 31, 2024, December 31, 2023 and December 31, 2022, along with the related unaudited statements of income, cash flows and shareholders’ equity for the Stub Period and each of the years then ended (collectively, the “Financial Statements”). Except as set forth in the notes thereto or in Section 2.5 of the Target Company Disclosure Letter and subject to year-end adjustments (which adjustments will not be material individually or in the aggregate), the Financial Statements were consistently applied, are consistent with the books and records of the Target Company Group and applied on a basis consistent with past practices, and fairly present in all material respects the financial condition, stockholders’ equity, results of operations and cash flows of the Target Company Group as of the respective dates thereof and for the respective periods covered thereby.
(b)The Target Company Group has no Liabilities except for (i) Liabilities specifically reflected in, fully reserved against or otherwise described in the Stub Period balance sheet, (ii) Liabilities of a similar nature to those set forth on the Stub Period balance sheet which have arisen after the date of the Stub Period balance sheet in the ordinary course of business and (iii) Liabilities set forth on Schedule 2.5(b) of the Target Company Disclosure Letter (in the case of each of clauses (i) through (iii), inclusive, none of which results from, arises out of, relates to, or was caused by any tort or infringement or breach or violation of, or default under, a contractual obligation, warranty, or Law).
2.6Absence of Certain Developments. Since January 1, 2025, the Target Company Group has operated in the ordinary course of business and no event, change, condition, state of facts or circumstances exists or has occurred that has had or could reasonably be expected to have, individually or in the aggregate, a material effect on the condition (financial or otherwise), operations or results of operations of the Target Company Group, and no member of the Target Company Group has:
(a)except in the ordinary course of business, increased or decreased the compensation (including wages, salaries, bonuses or any other remuneration) payable or to become payable to any employee, Provider, agent, independent contractor or consultant of the Target Company Group, or change, establish, adopt, entered into, amend or terminate any insurance, pension, retirement, profit sharing, employee benefit, collective bargaining, thrift, compensation or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers, employees, Providers, agents, independent contractors or consultants nor pay any commission or bonus to any directors, officers, employees, Providers, agents, independent contractors or consultants, including, for the avoidance of doubt, any arrangement whereby any director, officer, employee, Provider, agent, independent contractor or consultant has or became entitled to severance payments for any reason;
(b)made any material change in its sales, credit or collection terms and conditions or write off as uncollectible any notes or accounts receivable;
(c)(i) incurred any Liability or assumed, guaranteed, endorsed, modified or otherwise become responsible for the Liabilities of any other Person or entity (whether absolute, accrued, contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business; (ii) discharged or satisfied any Lien or pay any Liability, other than in the ordinary course of business; (iii) mortgaged, pledged, created or subjected to Lien any of its existing assets or properties; (iv) sold, assigned, transferred, leased, licensed, amended, terminated, released, waived or otherwise disposed of any of its existing tangible or intangible assets or properties, except sales of inventory in the ordinary course of business, or acquired any tangible or intangible assets, properties or interest therein, except in the ordinary course of business; (v) amended, terminated, waived or released any rights or cancel any debt owing to or claim by the Target Company Group; (vi) modified, changed or terminated any Material Contract, or (vii) entered into any real property lease;

(d)acquired any business, line of business or Person by merger or consolidation, purchase of substantial assets or equity interests, or by any other manner, in a single transaction or a series of related transactions, or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
(e)permitted any insurance policy naming it as a beneficiary or a loss payable payee to be canceled, terminated or modified or any of the coverage thereunder to lapse;
(f)failed to maintain its books, accounts and records in any manner other than in the usual, regular and ordinary manner, on a basis consistent with prior years;
(g)other than in connection with the Reorganization, made, revoked or modified any Tax election, prepared any Tax return in a manner which is inconsistent with the past practices with respect to the treatment of items on such Tax Returns, incurred any liability for Taxes other than in the ordinary course of business, settled or compromised any liability for Taxes, consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or filed an amended Tax Return or a claim for a tax refund with respect to the income, operations or property of the Target Company Group;
(h)made any commitment to make any capital expenditures in excess of one hundred thousand dollars ($100,000) or enter into any operating lease in excess of one hundred thousand dollars ($100,000) or entered into any Contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;
(i)written-off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business consistent with past practice charged to applicable reserves;
(j)paid, discharged, settled or satisfied any actions, Liabilities, payments, discharges, settlements or satisfactions other than in the ordinary course of business and consistent with past practice, in each case that are reflected or reserved against in the Financial Statements;
(k)planned, announced, implemented or effected any reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employees, Providers, agents, independent contractors or consultants of the Target Company Group (other than routine employee terminations for cause);
(l)formed any subsidiary;
(m)(1) entered into any Contract to acquire or receive any license, right or ownership interest in any Intellectual Property, except for non-exclusive licenses of Intellectual Property granted or received by the Target Company Group in the ordinary course of business, (2) transferred, sold, assigned, encumbered, or conveyed any license, right or ownership interest in any Target Company Intellectual Property, or abandoned, allowed to lapse, or failed to diligently prosecute or maintain all registrations and applications that are Target Company IP Registrations;
(n)except as consistent with past practice and in the ordinary course of business, expedited the collection of any accounts receivable or delay the payment of any accounts payable;
(o)made any change in any method of accounting or auditing practice; or
(p)agreed, conditionally or otherwise, to take any of the foregoing actions.
2.7Tax Matters. Except as set forth in Section 2.7 of the Target Company Disclosure Letter:
(a)Returns. The Target Company Group has timely filed or will timely file all income and material Tax Returns required to be filed on or before the Closing Date (taking into account all applicable extensions). All such Tax Returns were or will be (when filed) complete and accurate in all material respects. All material Taxes payable by the Target Company Group, whether or not shown on any Tax Return, have been or will be paid in full when due. No member of the Target Company Group currently is a beneficiary of any extension of time within which to file any Tax Return. There are no Liens (other than Liens for Taxes which are not yet due and payable) on any assets of the Target Company Group or the Business that arose in connection with any failure or alleged failure to pay any Tax. The Target Company has not waived any statute of limitations in respect of Taxes or agreed to the extension of time with respect to a Tax assessment or deficiency. The Target Company Group has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, consultant, creditor, equity holder or other Person. To the knowledge of the Target Company, all Forms W-2 and Forms 1099 required with respect to such withholding and payment have been properly completed and timely filed.
(b)Audits. In the last four (4) years, the Target Company Group has not been, or is not currently the subject of, an audit, examination, deficiency or proposed adjustment of Taxes by the Tax authorities of any nation, state or locality, and no examination or adjustment is pending or threatened with respect to the Target Company Group, nor has the Target Company Group received any written notices from any taxing authority relating to any issue which could reasonably be expected to affect the Tax liability of the Target Company Group. There are no outstanding Contracts or waivers extending the statutory period of limitations for a Tax assessment applicable to the Target Company Group with respect to a taxable period for which such statute of limitations is open, other than extensions to file Tax Returns made in the ordinary course of business. The Target Company Group is not presently contesting the Tax liability of the Target Company Group before any court, tribunal or agency.
(c)Other. No Tax dispute, inquiry or investigation is pending with respect to the Target Company Group or Seller. No written claim has been made by a Tax authority in a jurisdiction where the Target Company Group does not file Tax Returns that the Target Company Group is or may be subject to or responsible for the payment of any Tax to that jurisdiction. To the knowledge of the Target Company, the Target Company Group is not subject to Tax in any jurisdiction other than its place of organization by virtue of (A) having a permanent establishment or other fixed place of business or (B) having a source of income in that jurisdiction. No member of the Target Company Group is party to any Tax allocation, Tax sharing, Tax indemnity or Tax reimbursement Contract (other than this Agreement and Contracts entered into the ordinary course of business which do not primarily relate to Taxes). No member of the Target Company has ever been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than one in which such member of the Target Company Group is the parent). The Target Company Group has no liability for Taxes of any other Person (i) pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), (ii) as a transferee or successor, or (iii) by Contract or otherwise.
(d)Additional Income. The Target Company Group will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or existed on or prior to the Closing Date: (i) a change in or incorrect method of accounting, including by reason of application of Section 481 of the Code (or any similar provision of state, local or foreign Law); (ii) a “closing agreement” as described in Code Section 7121 (or any similar provision of state, local or foreign Law); (iii) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (iv) an installment sale or open transaction disposition; (v) election by the Target Company Group under Code Section 108(i) or (vi) prepaid amount or deferred revenue accrued.
(e)Sales and Use Tax. The Target Company Group has collected all material sales, use and value added Taxes required to be collected, and has remitted, or will remit on a timely basis, such amounts to the appropriate Tax authority and has furnished and retained properly completed exemption certificates for all exempt transactions as required by applicable Law.
(f)355 Distribution. The Target Company Group has not constituted a “distributing corporation” or a “controlled corporation” (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law).
(g)USRPHC. The Target Company Group is not, and has not been, a United States real property holding corporation as defined in Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(h)Reportable Transactions. The Target Company Group has not participated in any “reportable transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law).
(i)Leased Property. No property owned by the Target Company Group is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.
(j)S Corporation Status. The Target Company was a validly electing and qualifying S-corporation within the meaning of Section 1361 and Section 1362 of the Code at all times since its formation until the date of the Contribution. As of the Closing, the Target Company is a Disregarded Entity. The Target Company has no potential liability for any Tax under Section 1374 of the Code and shall not be subject to Tax under Section 1374 of the Code in connection with the transactions contemplated by this Agreement. During the past five (5) years, the Target Company has not acquired assets from another corporation in a transaction in which the Target Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor.
2.8No Litigation. Except as set forth in Section 2.7(a) of the Target Company Disclosure Letter, (a) there is, and in the past five (5) years there has been, no action, suit, litigation, arbitration, proceeding at law or in equity, or any administrative or similar proceeding by, before or against any other Person or Government Body, pending or, to the knowledge of the Target Company, threatened, against or affecting the Target Company Group, its officers, directors, employees, agents, independent contractors or consultants with respect to their business activities on behalf of the Target Company Group, or the Business or any of the Target Company Group’s properties, assets or rights, and (b) there is no outstanding Order against any member of the Target Company Group.
2.9Legal Compliance.
(a)Each member of the Target Company Group is and has been since inception in compliance with its Organizational Documents and there is no basis which would reasonably be expected to constitute a failure to comply.
(b)Each member of the Target Company Group is in compliance with all Laws and Orders applicable to the Target Company Group and the Business as presently or previously conducted. During the last five (5) years, the Target Company Group has not received any notice from any Government Body of any violations of any Legal Requirements or any investigations related thereto.
(c)The Target Company Group is, and has been, in compliance with Laws governing the privacy of individually identifiable health information, the security of such information maintained in electronic form and electronic transaction and code standards, including, without limitation, those set forth under HIPAA and related state laws. During the last five (5) years, no security incident (as such term is defined by HIPAA) has occurred with respect to any electronic protected health information that the Target Company Group is obligated to protect under HIPAA, whether resulting from such person’s actions, inactions, errors, omissions, misconduct or breach of HIPAA. The Target Company Group (i) has developed a compliance plan for being in compliance with HIPAA and related state laws; (ii) has implemented and maintains those provisions of such compliance plan necessary to ensure that the Target Company Group is in compliance with such laws; (iii) maintains all individually identifiable health information, including protected health information, as those terns are defined in 45 C.F.R. § 160.103, in accordance with HIPAA and related laws; and (iv) has entered into and is in compliance with all necessary “business associate agreements” or similar agreements as required by HIPAA and related state laws. Within the past five (5) years, no member of the Target Company Group, nor any employee or independent contractor of the Target Company Group, has committed any health information or privacy or security breaches.
(d)All federal, state and local Permits necessary for the conduct of the Business, including any such Permits required for the Target Company Group’s employees and contractors, or that are necessary for the Target Company Group’s lawful ownership of its properties and assets (the “Target Company Permits”) are in full force and effect and have not lapsed, been cancelled, terminated or withdrawn. The Target Company Group is, and in the past five (5) years has been, and, to the knowledge of the Target Company, all employees, agents or other persons providing professional services for the Target Company Group are, and for the past five (5) years have been, in compliance with all Target Company Permits. The Target Company Group has not received any notice of any cancellation, suspension, revocation, invalidation or non-renewal of any Target Company Permit. The Target Company Permits will continue to be valid and in full force and effect on identical terms following consummation of the Transaction. Except for the Permits required for the Target Company’s employees and contractors, a list of all Target Company Permits is set forth on Section 2.9(d) of the Target Company Disclosure Letter. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Target Company Permit.
(e)Each licensed health care professional (each a “Provider”) is duly qualified and credentialed by the Target Company Group and to the knowledge of the Target Company, is in compliance with all Laws. The Target Company Group has verified that all Providers have valid and current licenses, permits and credentials to the extent required by laws to perform clinical services within the course of their employment or engagement with the Target Company Group.
2.10Property and Assets.
(a)Except as set forth in Section 2.10 of the Target Company Disclosure Letter, the Target Company Group has a valid leasehold interest in all real property interests leased, licensed or occupied by the Target Company Group, which are identified in Section 2.10 of the Target Company Disclosure Letter, and good and marketable title or leasehold title (as applicable) to all of its personal property and assets (tangible and intangible), free and clear of all Liens, other than Permitted Liens. The Target Company Group does not own any real property or interests in real property.
(b)The personal properties and assets that are owned, leased or used by the Target Company Group (i) are in good operating condition, working order and repair, subject to ordinary wear and tear, free from defects, are usable in the ordinary course of business and are suitable for the purposes for which they are currently being used and (ii) constitute all the personal properties and assets necessary for the conduct of its business as presently conducted. No properties or assets related to or used by the Target Company Group are owned or leased by any Affiliate of the Seller Parties. The personal properties and assets are sufficient for the conduct of the Business following the Closing in materially the same manner as conducted as of the date hereof and at the Closing.
2.11Insurance. The Target Company Group has made available to Buyer copies of all policies of insurance currently maintained by the Target Company Group, which cover the Target Company Group and the Business, including, without limitation, the Target Company Group’s properties, assets and employees, and are currently in effect for the current policy period (collectively, the “Target Company Insurance Policies”). Section 2.11 of the Target Company Disclosure Letter contains an accurate and complete list of all Target Company Insurance Policies and all pending claims and the claims history for the Target Company during the current year and the preceding five (5) years. The Target Company Insurance Policies are sufficient for compliance with all Legal Requirements and Contracts to which the Target Company Group is party or a beneficiary or by which the Target Company Group or its assets are subject. To the knowledge of the Target Company, (i) there are no pending claims under any of such Target Company Insurance Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights and (ii) the Target Company Group has not received a notice of cancellation or termination of any Target Company Insurance Policy or of any changes that are required in the conduct of the Target Company Group’s business as a condition to the continuation of coverage under, or renewal of, any such Target Company Insurance Policy. The Target Company Group has no self-insurance arrangements.
2.12Material Contracts. Section 2.12 of the Target Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of each of the following Contracts to which any member of the Target Company Group is party of by which any member of the Target Company Group is bound or to which any assets of the Target Company Group are subject or under which any member of the Target Company Group has any rights or the performance of which is guaranteed by the Target Company Group or under which the Target Company Group is conducting the Business (each, a “Material Contract”):
(a)each Contract (or series of related Contracts) that involves delivery or receipt of services (other than with respect to products or inventory) or that involves expenditures or receipts, in each case in excess of five hundred thousand dollars ($500,000) during fiscal year 2024 or during the period beginning January 1, 2025 and ending July 31, 2025;
(b)each lease or rental or license, installment and conditional sale agreement, and other Contract affecting any real or personal property;
(c)each Contract with a Material Customer;
(d)each Contract with a Material Supplier;
(e)each Contract for Indebtedness;
(f)each Contract under which any Person (other than any member of the Target Company Group) has directly or indirectly guaranteed Indebtedness of the Target Company Group;
(g)each licensing agreement or other Contract pursuant to which any Third Party is authorized to use any Target Company Intellectual Property or pursuant to which the Target Company Group is licensed to use Intellectual Property owned by any Third Party (excluding any Contract related to or for any off-the-shelf or shrink-wrap software used in the ordinary course of business and less than fifty thousand dollars ($50,000)) and any other Contract affecting the Target Company’s ability to own, enforce, use, license or disclose any Intellectual Property or providing for the development, acquisition or divestiture of any Intellectual Property;
(h)each labor agreement or collective bargaining agreement with any labor union, labor organization, organized group of employees, or similar labor organization (collectively, “Union”);
(i)each Contract (other than a Target Company Plan) providing for the employment of an individual in excess of one hundred thousand dollars ($100,000), or consultancy (including on an independent contractor basis) of an individual (or, in the case of a consultant or independent contractor, an entity) in excess of one hundred thousand dollars ($100,000) on a full-time, part-time, consulting or other basis or otherwise providing compensation or other benefits to any director, shareholder, officer, partner, employee or consultant during fiscal year 2024 or expected to be during fiscal year 2025;
(j)each joint venture or partnership Contract involving a sharing of profits, losses, costs or Liabilities with any other Person;
(k)each Contract (other than the Transaction Documents) to which any member of the Target Company Group is a party on the one hand and to which Seller or any Affiliate thereof is party on the other hand;

(l)each Contract that provides for payments to or by any Person during the twelve (12) month period immediately prior to the date hereof that is not terminable without payment of a termination penalty;
(m)each Contract relating to (i) the purchase, sale, lease or disposal of any assets of the Target Company Group other than in the ordinary course of business, or (ii) granting to any Person any option of first refusal, first offer or similar preferential right to purchase or acquire any of its assets or properties;
(n)each Contract containing any non-competition or other restrictive covenant that materially restricts the future business activity of the Target Company Group with respect to the Business (including any non-solicits or no-hires);
(o)each Contract relating to capital expenditures in excess of one hundred thousand dollars ($100,000);
(p)each Contract involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of the Target Company Group extended in the ordinary course of business), with any Person;
(q)each management service, consulting, financial advisory or any other similar type Contracts and all Contracts with investment or commercial banks;
(r)each Contract (including letters of intent) (A) involving the future disposition or acquisition of assets or properties, or any merger, consolidation or similar business combination transaction, whether or not enforceable, or (B) relating to the acquisition by any member of the Target Company Group of any operating business or the Equity Securities or other equity interests of any other Person pursuant to which the Target Company Group has continuing obligations as of the date hereof;
(s)each Contract involving any resolution or settlement of any actual or threatened litigation, arbitration or claim or other dispute;
(t)each Contract with a Government Body; and
(u)each Contract involving any provisions providing for exclusivity, “change in control”, “most favored nations”, rights of first refusal or first negotiation or similar rights.
With respect to each Material Contract, assuming the due authorization, execution and delivery of such Material Contract by each other party thereto, such Material Contract is in full force and effect, a legal, valid and binding obligation of the Target Company Group and the other parties thereto and enforceable by the Target Company Group in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium, conveyance or other similar Laws now or later in effect relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and has not been terminated. The applicable member of the Target Company Group and, to the knowledge of the Target Company, each other party thereto are in compliance in all material respects with the terms and conditions of each Material Contract. The Target Company Group has not received any notice by another party to a Material Contract of any intention to breach or terminate any such Material Contract to which it is party. To the knowledge of the Target Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach of or default under a Material Contract, or permit the termination, modification or acceleration of any obligation or Liability under a Material Contract. The Target Company has provided or made available to Buyer true and complete copies, including all amendments, of each Contract set forth in Section 2.12 of the Target Company Disclosure Letter.
2.13Employees; Labor Matters.
(a)Section 2.13(a)(i) of the Target Company Disclosure Letter sets forth a true, correct and complete list as of the date hereof of (i) all current directors, officers, Providers and employees of the Target Company Group, including employer, name, title or position, the present annual compensation (including salary, bonuses, commissions and deferred compensation, each of which are separately delineated), total 2024 and 2025 year to date compensation through and including June 30, 2025 (including any bonuses, commissions and deferred compensation received), fringe benefits as of the date hereof, current vacation accrual, current sick time accrual, the date of commencement of employment, years of service, interests in any incentive compensation plan, and citizenship or immigration status as reflected in Section 1, and indicates (A) whether such director, officer, or employee has an employment agreement or contract (whether written or oral) with the Target Company Group, (B) whether such individuals are full-time, part-time, or temporary employees, and (C) whether any such individuals are currently on short-term or long-term disability, and (ii) all current independent contractors of the Target Company Group, including name, compensation, a description of services performed for the Target Company Group, and whether such independent contractor has an agreement (whether written or oral) with the Target Company Group relating to such services. Except as set forth on Section 2.13(a)(ii) of the Target Company Disclosure Letter, as of the date hereof, all commissions and bonuses due and payable to employees, consultants, or contractors of the Target Company Group for services performed on or prior to the date hereof have been paid in full (or accrued in full on the Financial Statements for the year ended December 31, 2024) and there are no outstanding agreements, understandings or commitments of the Target Company Group with respect to any commissions, bonuses or increases in compensation.
(b)No member of the Target Company Group is, nor has been, a party to or bound by any collective bargaining agreement or other Contract with a Union, and no Union has represented or purported to represent any employee of the Target Company Group. There has never been, nor has there been any threat of, any strike, work stoppage, slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity, disruption, or dispute affecting the Target Company Group or any of its employees.
(c)The Target Company Group is and has been in compliance during the last six (6) years with: (i) all applicable employment Laws and agreements regarding hiring, employment, termination of employment, plant closings and mass layoffs, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, equal pay, wages and hours of work, unfair labor practices, employee classification, employee health and safety, engagement and classification of independent contractors, payroll taxes, and immigration with respect to all employees, consultants, independent contractors, and contingent workers; and (ii) all applicable Laws relating to the relations between it and any Union, work council, or other body representing employees of the Target Company Group. Except as set forth in Section 2.13(c) of the Target Company Disclosure Letter, there are no actions, suits, claims, investigations or other legal proceedings against the Target Company pending, or to the knowledge of the Target Company, threatened to be brought or filed, by or with any governmental authority in connection with the employment or termination of employment of any current or former employee, consultant, independent contractor, or contingent worker of the Target Company Group.
2.14Employee Benefit Plans.
(a)Offer Letters. Section 2.14(a) of the Target Company Disclosure Letter sets forth a correct and complete list of all employment, individual independent contractor or consultant agreements or offer letters that deviate from the Target Company’s standard form.
(b)Benefit Plans. Section 2.14(b) of the Target Company Disclosure Letter sets forth a complete and accurate list of all Target Company Plans (other than an employment offer letter,

individual independent contractor or consultant agreement, or employment agreement, in each case that has been set forth on Section 2.14(a) of the Target Company Disclosure Letter).
(c)Target Company Plans. With respect to each Target Company Plan, to the extent applicable, the Target Company has made available to Buyer a copy of (i) the plan document or other governing Contract or a description of any unwritten plan, (ii) the most recently distributed summary plan description (and any subsequent summaries of material modifications), (iii) each trust or other funding Contract, (iv) the two (2) most recently filed IRS Form 5500 (including schedules and attachments), (v) the most recently received IRS determination letter or IRS opinion letter (in the case of a prototype plan), (vi) the most recently prepared financial statements, (vii) claims reports related to any Target Company Plan with respect to the two (2) most recently completed plan years, (viii) claims reports related to any self-funded medical Target Company Plan with respect to the two (2) most recently completed plan years, (ix) the most recent nondiscrimination tests performed under the Code, and (x) copies of material notices, letters or other correspondence from any Government Body relating to any Target Company Plan.
(d)Multiemployer and Funded Plans. No Target Company Plan is or has in the past six (6) years been covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Target Company nor any ERISA Affiliate has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any Liability (including any contingent liability) under, (i) a “multiemployer plan,” (ii) a “multiple employer plan,” or (iii) a “multiple employer welfare arrangement,” as such terms are defined by ERISA and/or by the Code.
(e)Compliance. The Target Company Group has made all contributions, premium payments or any other payments required to be made by it to each Target Company Plan. Except as set forth in Section 2.14(e) of the Target Company Disclosure Letter, each Target Company Plan (and any related trust or fund) has been funded, administered and maintained, in form and operation, in accordance with its terms and in all material respects with the applicable requirements of all applicable Law, including, without limitation (and where applicable) ERISA and the Code. Each Target Company Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code is the subject of a favorable opinion letter from the IRS stating that such Target Company Plan meets the requirements of Section 401(a) of the Code, and, to the knowledge of the Target Company, no events have occurred since the date of such favorable determination letter that would reasonably be expected to adversely affect such Target Company Plan’s qualified status. Nothing has occurred with respect to any Target Company Plan that has subjected or could reasonably be excepted to subject the Target Company Group or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Sections 4975 or 4980H of the Code. There do not exist any pending or, to the knowledge of the Target Company, threatened claims (other than claims for benefits in the ordinary course), suits, actions, disputes, audits or investigations with respect to any Target Company Plan, and no Target Company Plan has within five (5) years prior to the date hereof been the subject of an examination or audit by a Government Body or subject of an application or, except as set forth in Section 2.14(e) of the Target Company Disclosure Letter, filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by a Government Body.
(f)Effect of Transactions. Neither the execution of this Agreement nor the consummation of the Transaction by the Target Company will limit or restrict the right of the Target Company Group to merge, amend, terminate or transfer the assets of any Target Company Plan or employment agreement on or after the Closing Date. Except as set forth in Section 2.14(f) of the Target Company Disclosure Letter, neither the execution nor the delivery of this Agreement nor the consummation of the Transaction could, either alone or in conjunction with any other event (whether contingent or otherwise) (i) accelerate the time of the payment or vesting of, or increase the amount of, or result in the forfeiture of compensation or benefits under any Target Company Plan or employment agreement, (ii) entitle any employee, director, officer or independent contractor of the Target Company Group to severance pay or any material increase in severance pay, (iii) directly or indirectly cause the Target Company Group to transfer or set aside any assets to fund any material benefits under any Target

Company Plan, (iv) otherwise give rise to any material liability under any Target Company Plan, (v) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, (vi) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (vii) limit or restrict the Target Company Group’s rights to merge, amend, or terminate any Target Company Plan.
(g)No Post-Employment Obligations. No Target Company Plan provides (or could require the Target Company Group to provide) retiree or other post-employment health benefits or life insurance or other welfare benefits to any Person, excluding, for purposes of such representation, any arrangements that may be required under COBRA or similar Laws.
(h)Neither the Target Company Group, any Target Company Plan nor, to the knowledge of the Target Company, any trustee, administrator or other Third Party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject the Target Company Group or any ERISA Affiliate to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, which, assuming the taxable period of such transaction expired as of the date hereof, could reasonably be expected to result in a material liability to the Target Company Group. The Target Company Group has not engaged in a transaction that would reasonably be expected to result in a material civil penalty under Sections 409 or 502(i) of ERISA. Neither the Target Company Group nor any ERISA Affiliate is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title 1 of ERISA with respect to any Target Company Plan.
(i)Each Target Company Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is and has been in full compliance with Section 409A of the Code. The Target Company Group does not have any obligation to gross up, indemnify or otherwise reimburse any individual for an excise taxes, interests or penalties incurred pursuant to Section 409A of the Code.
(j)Each Target Company Plan can be amended, terminated or otherwise discontinued after the opening of business on the Closing Date in accordance with its terms, without material Liabilities to Buyer or the Target Company Group other than ordinary administration expenses typically incurred in a termination event. The Target Company Group has no commitment or obligation and has not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Target Company Plan or any collective bargaining agreement, in connection with the consummation of the Transaction or otherwise.
2.15Intellectual Property.
(a)Section 2.15(a) of the Target Company Disclosure Letter lists all issued patents, registered trademarks, internet domain name registrations and registered copyrights, and pending applications for any of the foregoing and all material unregistered Intellectual Property that are owned by the Target Company Group (the “Target Company IP Registrations”). The Target Company Group solely and exclusively owns or has the valid and enforceable right to use all Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted and as proposed to be conducted (the “Target Company Intellectual Property”), free and clear of all Liens. No Third Party or Affiliate of the Target Company Group owns any Target Company Intellectual Property or has any right to use any Target Company Intellectual Property. All of the Target Company Intellectual Property is valid and enforceable, and all Target Company IP Registrations are subsisting and in full force and effect. The Target Company Group and its Affiliates have taken (i) all reasonable steps necessary to prosecute, maintain and enforce the Target Company Intellectual Property, and (ii) all reasonable steps designed to preserve the confidentiality of all trade secrets therein, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(b)The conduct of the Business does not infringe, misappropriate, or otherwise violate and, in the previous six (6) years, has not infringed, misappropriated, or otherwise violated, the Intellectual Property rights of any Person. To the knowledge of the Target Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Target Company Intellectual Property. There are no, and have been no claims in the previous six (6) years which have been threatened or are otherwise pending (i) challenging the right of the Target Company Group or any of its Affiliates to use any Intellectual Property or alleging any violation, infringement, misuse or misappropriation by the Target Company Group or any of its Affiliates of Intellectual Property or indicating that the failure to take a license would result in any such claim, or (ii) challenging the ownership rights of the Target Company Group or any of its Affiliates in any Target Company Intellectual Property or asserting any opposition, interference, invalidity, termination, abandonment, unenforceability, or infirmity of any Target Company Intellectual Property, nor to the knowledge of the Target Company, does any basis exist for any such claim.
(c)The Target Company Group has taken all reasonable measures to maintain and protect the proprietary nature of the Target Company Intellectual Property, and has entered into binding written Contracts containing confidentiality and non-disclosure obligations with each Person having access to the Target Company Group’s trade secrets or confidential or proprietary information. The Target Company Group has secured valid and binding written assignments from all consultants, contractors and employees and all other Persons who contributed to the creation or development of any Intellectual Property by or on behalf of the Target Company Group or any of its Affiliates of all rights to such contributions that the Target Company Group or its Affiliates, as applicable, does not already own by operation of law.
(d)Section 2.15(d) of the Target Company Disclosure Letter contains a correct, current and complete list of all proprietary Software products and related services of the Target Company Group and its Affiliates that are currently offered, licensed, sold, distributed, hosted, maintained or supported, or otherwise provided or made available by or on behalf of the Target Company Group or any of its Affiliates or otherwise used in and material to the operation of the Business of the Target Company Group or any of its Affiliates, or are currently under development by or for the Target Company Group or any of its Affiliates (the “Company Software Products”). Neither the Target Company Group nor any of its Affiliates have disclosed or delivered to any escrow agent or any other Person any of the source code relating to any Company Software Products, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or could reasonably be expected to, result in the delivery, license, or disclosure of any source code of any Company Software Product to any Person who is not, as of the date of this Agreement, a current employee. No “open source” code (as defined by the Open Source Initiative) or “Free” code (as defined by the Free Software Foundation) (collectively, “Open Source Code”) in, or linked to, any Company Software Products would, in any manner: (i) impose any requirements on how any portion of the Company Software Product, other than the licensed-in Open Source Code itself, must be licensed to third parties, or (ii) have the effect of requiring that any portion of the Company Software Product, other than the licensed-in Open Source Code itself: (1) be disclosed or distributed, proactively or at the request of a third party, in source code form, (2) be licensed for the purpose of making derivative works, (3) be redistributable at no charge, or (4) be licensed under any open source or free software license or licensing scheme.
(e)All Target Company IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. There has been no material malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Target Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. The Target Company Group and its Affiliates have taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Target Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements. None of the Target Company IT Systems contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the Target Company IT Systems contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time or upon command by any Person.
(f)The Target Company Group and each of its Affiliates uses all AI Technologies in compliance with the applicable license terms, consents, agreements and Laws. Neither the Target Company Group nor any of its Affiliates have included and do not include any sensitive Personal Information, trade secrets or material confidential or proprietary information of the Target Company Group or any of its Affiliates, or of any third Person under an obligation of confidentiality by the Target Company Group or any of its Affiliates, in any prompts or inputs into any Generative AI Tools, except in cases where such Generative AI Tools do not use such information, prompts or services to train the machine learning or algorithm of such tools or improve the services related to such tools. Neither the Target Company Group nor any of its Affiliates has used Generative AI Tools to develop any Target Company Intellectual Property that the Target Company Group or any of its Affiliates intended to maintain as proprietary in a manner that it believes would affect the Target Company Group’s or the applicable Affiliate’s ownership or rights therein.
(g)The Target Company Group and each of its Affiliates have collected, stored, maintained, used, shared and processed Personal Information in accordance with all Applicable Privacy and Data Security Laws and have taken reasonable steps to protect against any anticipated or actual threats or hazards to the security or integrity of Personal Information, and from the loss of Personal Information. The Target Company Group’s and its Affiliates’ practices, policies and procedures with regard to payment instrument information are in full compliance with PCI Requirements. The Target Company Group and its Affiliates are and, in the previous six (6) years have been, in compliance with their published privacy policies, notices and statements concerning the collection, use, processing, storage, transfer, and security of Personal Information in the conduct of the Business. The Target Company Group and its Affiliates have not (i) experienced any actual, alleged, or suspected data breach or other security incident involving Personal Information in their possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other action by any Government Body or other Person concerning the Target Company Group’s or any of its Affiliates’ collection, use, processing, storage, transfer, or protection of Personal Information or actual, alleged, or suspected violation of any Applicable Privacy and Data Security Laws, and, to the knowledge of the Target Company, there are no facts or circumstances that could reasonably be expected to give rise to any such action. If required by Laws, the Target Company Group and its Affiliates have written agreements with each third-party service provider or partner having access to Personal Information requiring compliance with Applicable Privacy and Data Security Laws, including the PCI Requirements to the extent applicable.
2.16Brokers and Finders. Except as set forth on Section 2.16 of the Target Company Disclosure Letter, the Target Company Group has not paid and will not become obligated to pay any fee, commission or similar compensation to any broker, finder, agent, Person or firm and no such broker, finder, agent, Person or firm is entitled to such payment in connection with the Transaction or in connection with the Agreement (including the negotiation thereof).
2.17Material Customers and Suppliers.
(a)Section 2.17(a) of the Target Company Disclosure Letter lists the top ten (10) customers (including agents and distributors) based on gross revenues of the Target Company Group for the Stub Period and the calendar years ending December 31, 2023 and December 31, 2024 (and the revenues generated from such customer) (the “Material Customers”). The Target Company Group has not received any written or, to the knowledge of the Target Company, oral, notice from any Material Customer that such Material Customer intends, anticipates or otherwise expects to terminate or materially change its relationship (whether related to payment, price, amounts purchased or otherwise) with the Target Company Group as a result of the Transaction or otherwise.
(b)Section 2.17(b) of the Target Company Disclosure Letter lists the top ten (10) vendors, suppliers, service providers and other similar business relations of the Target Company Group based on the amounts paid to such Persons for the Stub Period and the calendar years ending December 31, 2023 and December 31, 2024 (the “Material Suppliers”). The Target Company Group has not received any written or, to the knowledge of the Target Company, oral, notice from any Material Supplier that such Material Supplier intends, anticipates or otherwise expects to terminate or materially change its relationship (whether related to payment, price, amounts sold or otherwise) with the Target Company Group as a result of the Transaction or otherwise.
2.18Accounts Receivable; Accounts Payable.
(a)All accounts receivable of the Target Company Group are valid obligations and have arisen only from bona fide arm’s length transactions in the ordinary course of business and are not subject to Liens, disputes, defenses, credits, setoffs, prepayments, advances or counterclaims. All accounts receivable have been collected consistent with past practice and in the ordinary course of business.
(b)All accounts payable of the Target Company Group are valid obligations and have arisen only from bona fide arm’s length transactions in the ordinary course of business, and all such accounts payable have either been paid, are not yet due and payable in the ordinary course of business, are being contested by the Target Company Group in good faith (and appropriate reserves established therefor), and if not paid, have been properly recorded (consistent with past practice and in the ordinary course of business).
2.19Affiliated Transactions. Except as set forth in Section 2.19 of the Target Company Disclosure Letter, no officer, director, employee, equityholder or Affiliate (including Seller) of the Target Company Group or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, (a) is party to any Contract with the Target Company Group (other than an employment agreement or other Material Contract described in Section 2.12(i)), (b) has any interest in any property, asset or right used by the Target Company Group or necessary for the Business, (c) has received any funds from the Target Company Group since the date of the Stub Period balance sheet, (d) provides services or resources to the Target Company Group or is dependent on services or resources provided by the Target Company Group (except to the extent that such services may be provided pursuant to an employment agreement or other Material Contract described in Section 2.12(i)) or (d) holds a position as a director, officer, employee, agent, independent contractor or consultant of, any Person which is a client, supplier, customer, lessor, lessee, or Competitor of the Target Company Group.
2.20No Other Representations or Warranties. Except for the express representations and warranties made in this Article 2 (in each case, subject to the Target Company Disclosure Letter), neither the Seller, the Target Company Group nor any other Person has made or makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the Transaction to Buyer or any of its Affiliates.
3.REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES
Each Seller Party, jointly and severally, represents and warrants to Buyer that each statement contained in this Article 3 is true and correct as of the Closing Date.
3.1Legal Capacity.
(a)Seller is a corporation duly organized or incorporated, validly existing and in good standing under the laws of Delaware. L. Verdetto is a competent adult. Verdetto Trust is an irrevocable trust duly organized, validly existing and in good standing under the laws of South Carolina.
(b)Each Seller Party has all requisite power, legal right and authority (corporate and other) to enter into the Transaction Documents and to carry out the Transaction. Each Seller Party has duly executed and delivered this Agreement on the date hereof with the intent to be legally bound hereby and to perform his or its obligations hereunder. Assuming the due authorization, execution and delivery of the Transaction Documents by the other parties to the Transaction Documents, the Transaction Documents, when executed and delivered by each Seller Party, will constitute valid and binding agreements of such Seller Party, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or later in effect relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
3.2Ownership of Target Company Interests. Seller owns, beneficially and of record and has good and valid title to the Target Company Interests, free and clear of all Liens. At the Closing, Seller will convey to Buyer all of Seller’s right, title and interest in and to the Target Company Interests, free and clear of all Liens. Except in connection with this Agreement, Seller has not, and as of the Closing will not have, sold, or granted any options or rights to purchase, and Seller has not entered, and as of the Closing Date will not have entered, into any Contract obligating Seller to sell or grant options or rights to purchase, any of such Target Company Interests.
3.3No Violation. Neither the execution and delivery by each Seller Party of the Transaction Documents nor the consummation by each Seller Party of the Transaction (without or with notice or the lapse of time or both) (a) will violate any Legal Requirement applicable to such Seller Party or by such Seller Party’s properties or assets are bound, (b) will require any Consent of or notice to any Person under any Contract of such Seller Party, except as set forth in Section 3.3 of the Target Company Disclosure Letter, (c) will violate or conflict with, or constitute a default under, or result in the automatic termination, acceleration or material modification (or provide a Person the right of termination, acceleration or material modification) of, or accelerate the performance required by, the payment of any kind required under, or the loss of any benefits under, or result in a breach of any Contract of such Seller Party, or (d) will result in the creation or imposition of any Lien upon any of the Target Company Interests.
3.4No Litigation. As of the date of this Agreement, no Seller Party is a party to or, to the knowledge of Seller, threatened with any litigation or arbitration at law or in equity or before or by any Government Body with respect to the Transaction, and no Seller Party has received written notice of a claim or dispute that would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction.
3.5Brokers and Finders. Except as set forth on Section 3.5 of the Target Company Disclosure Letter, no Seller Party has paid and no Seller Party will become obligated to pay any fee, commission or similar compensation to any broker, finder, agent, Person or firm and no such broker, finder, agent, Person or firm is entitled to such payment in connection with the Transaction or in connection with the Agreement (including the negotiation thereof).
3.6Practice of Medicine. L. Verdetto is not currently engaged in the practice of medicine in connection with the Target Company Group and/or the Business.
3.7FIRPTA. Such Seller Party is not a foreign person as such term is defined in Section 1445 of the Code as amended by the Foreign Investment in Real Property Tax Act of 1980.
3.8Investment Intent. Such Seller Party: (a) is acquiring the Parent Common Stock for its own account and not with a current view toward any resale or distribution of the same or any beneficial interest therein; (b) acknowledges and agrees that the Parent Common Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act of 1933, as amended (the “Securities Act”), or an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable; (c) is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act; (d) either alone or together with its advisors, has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Parent Common Stock, and has so evaluated the merits and risks of such investment in the Parent Common Stock; and (e) is capable of bearing the economic risks of such investment in the Parent Common Stock and, at the present time, is able to afford a complete loss of such investment.

3.9Independent Investment Decision. Each Seller Party has independently evaluated the merits of its decision to receive the Parent Common Stock pursuant to this Agreement (if issued). Each Seller Party understands that nothing in this Agreement or any other materials presented by or on behalf of Buyer or Parent or their respective Representatives to such Seller Party in connection with its decision to receive any Parent Common Stock constitutes legal, tax or investment advice. Such Seller Party has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its decision to receive any Parent Common Stock.
3.10No Other Representations or Warranties. Except for the express representations and warranties made in this Article 3 (in each case, subject to the Target Company Disclosure Letter), no Seller Party nor any other Person has made or makes any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the Transaction to Buyer or any of its Affiliates.
4.REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller Parties that each statement contained in this Article 4 is true and correct as of the Closing Date.
4.1Due Organization and Power. Buyer is a corporation duly organized or incorporated, validly existing and in good standing under the laws of Delaware. Buyer has all requisite power, legal right and authority (corporate and other) to enter into the Transaction Documents and to carry out the Transaction.
4.2Authority. The execution, delivery and performance by Buyer of the Transaction Documents to be executed and delivered by Buyer, the consummation by Buyer of the Transaction, and performance of its obligations under the Transaction Documents have been duly authorized and approved by Buyer. No other or further corporate or other act or proceeding on the part of Buyer is necessary to authorize the Transaction Documents to be executed and delivered by Buyer, the consummation by Buyer of the Transaction or performance of its obligations under the Transaction Documents. Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, this Agreement constitutes, and the other Transaction Documents to be executed by Buyer will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements now or later in effect relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
4.3No Violation. Neither the execution and delivery by Buyer of the Transaction Documents nor the consummation by Buyer of the Transaction (without or with notice or the lapse of time or both) (a) will violate any Legal Requirement applicable Buyer or by which any of its properties or assets are bound, (b) will require any Consent of or notice to any Person under any Contract of Buyer, (c) will violate or conflict with, or constitute a default under, the Organizational Documents of Buyer, or (d) will violate or conflict with, or constitute a default under, or result in the automatic termination, acceleration or material modification (or provide a Person the right of termination, acceleration or material modification) of, or accelerate the performance required by, the payment of any kind required under, or the loss of any benefits under, or result in a breach of any Contract of Buyer, except for such violations, conflicts, defaults, terminations or accelerations that, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transaction.
4.4No Litigation. As of the date of this Agreement, there is no litigation, arbitration or similar proceeding pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates, and there is no outstanding Order against Buyer or any of its Affiliates, that, individually or in the aggregate, would be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Transaction.

4.5Investment Intent. Buyer is acquiring the Target Company Interests for its own account and not with a current view toward any resale or distribution of the same or any beneficial interest therein. Buyer acknowledges and agrees that the Target Company Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, or an applicable exemption therefrom and without compliance with other securities Laws to the extent applicable. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Target Company Interests and is capable of bearing the economic risks of such investment. For the avoidance of doubt, the disposition of Buyer’s property shall at all times remain within the sole control of Buyer.
4.6Brokers and Finders. Neither Buyer nor any of its Affiliates has paid or become obligated to pay any fees or commissions to any broker, finder, agent, Person or firm in connection with the Transaction or in connection with the negotiation thereof.
4.7Investigation. Each of Buyer and Parent acknowledges and agrees that: (a) in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, each of Buyer, Parent and their respective Affiliates has relied solely upon its own investigation, analysis and evaluation and the express representations and warranties of the Seller Parties set forth in Article 2, Article 3 and in any certificate delivered pursuant hereto; and (b) except for the express representations and warranties of the Seller Parties set forth in Article 2, Article 3 and in any certificate delivered pursuant hereto, none of Buyer or any of its Affiliates has relied on, and none of Seller, any of its Affiliates or any of its Representatives has made, any representations or warranties of any nature, whether express or implied, with respect to Seller, any of its respective Affiliates (including the Target Company), any assets of any of the foregoing, or any of the transactions contemplated by this Agreement or the other Transaction Documents. Buyer (either alone or together with Parent and its Representatives) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of involved in the purchase of Target Company Interests and the other transactions contemplated by this Agreement and the other Transaction Documents and bearing the economic risk of its investment in the Target Company for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the Target Company Group for purposes of conducting a due diligence investigation for it to investigate the business, assets, liabilities, financial or other condition and results of operations of the Target Company Group for purposes of making an informed investment decision to purchase the Target Company Interests and enter into this Agreement and the other Transaction Documents to which it is a party. Buyer has relied solely on its own legal, tax, financial, and other advisors in connection with its investigation of the Target Company and not on the advice of Seller, any of its Affiliates or any of their respective Representatives. Without limiting the generality of the foregoing, Buyer and Parent each further acknowledges and agrees that, except for the express representations and warranties of the Seller Parties set forth in Article 2, Article 3 and in any certificate delivered pursuant hereto, none of Buyer, Parent or any of their respective Affiliates has relied on, and none of the Seller Parties, any of their respective Affiliates or any of their respective Representatives has made, any representations or warranties of any nature, whether express or implied.
5.REPRESENTATIONS AND WARRANTIES OF PARENT
Parent represents and warrants to the Seller Parties that each statement contained in this Article 5 is true and correct as of the Closing Date.
5.1Due Organization and Power. Parent is a corporation duly organized or incorporated, validly existing and in good standing under the laws of Delaware. Parent has all requisite power, legal right and authority (corporate and other) to enter into the Transaction Documents and to carry out the Transaction.
5.2Authority. The execution, delivery and performance by Parent of the Transaction Documents to be executed and delivered by Parent, the consummation by Parent of the Transaction, and performance of its obligations under the Transaction Documents have been duly authorized and approved by Parent. No other or further corporate or other act or proceeding on the part of Parent is necessary to authorize the Transaction Documents to be executed and delivered by Parent, the consummation by Parent of the Transaction or performance of its obligations under the Transaction Documents. Assuming the due authorization, execution and delivery by the other parties to the Transaction Documents, this Agreement constitutes, and the other Transaction Documents to be executed by Parent will constitute, valid and binding agreements of Parent, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Legal Requirements now or later in effect relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
5.3No Violation. Neither the execution and delivery by Parent of the Transaction Documents nor the consummation by Parent of the Transaction (without or with notice or the lapse of time or both) (a) will violate any Legal Requirement applicable to Parent or by which any of its properties or assets are bound, (b) will require any Consent of or notice to any Person under any Contract of Parent, (c) will violate or conflict with, or constitute a default under, the Organizational Documents of Parent, or (d) will violate or conflict with, or constitute a default under, or result in the automatic termination, acceleration or material modification (or provide a Person the right of termination, acceleration or material modification) of, or accelerate the performance required by, the payment of any kind required under, or the loss of any benefits under, or result in a breach of any Contract of Parent, except for such violations, conflicts, defaults, terminations or accelerations that, individually or in the aggregate, would not be reasonably expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transaction.
5.4Parent Common Stock. The Parent Common Stock, if and when issued, (a) will be duly authorized, validly issued, fully paid and nonassessable, (b) will be issued in compliance with the Securities Act, state “blue sky” securities Laws and other applicable Laws, and in accordance with the terms of this Agreement and (c) will be free and clear of any Liens, other than the transfer restrictions imposed by federal and state securities Laws and the terms of this Agreement and the Lockup Agreement.
5.5Brokers and Finders. Neither Parent nor any of its Affiliates has paid or become obligated to pay any fees or commissions to any broker, finder, agent, Person or firm in connection with the Transaction or in connection with the negotiation thereof.
6.COVENANTS
6.1Access to Information. After the Closing, each of Buyer and the Seller Parties shall afford each other and their respective counsel, accountants and other Representatives, during normal business hours, upon reasonable notice, upon receipt of a written request and at the requesting party’s sole cost and expense, reasonable access to the books, records and other information in such party’s possession or control relating to the assets, Liabilities or operations of the Target Company Group with respect to periods prior to the Closing in existence on the Closing Date, and the right to make copies and extracts therefrom at its expense, to the extent such access is reasonably required by the requesting Party for any proper business purpose. Without limitation, after the Closing, each of Buyer and the Seller Parties shall make available to the other party and its counsel, accountants and other Representatives, during normal business hours, upon reasonable notice, upon receipt of a written request and at the requesting party’s sole cost and expense, and to any Tax authority that is legally permitted to receive the following pursuant to its subpoena power or the equivalent, the books, records and other information relating to Tax Liabilities or potential Tax Liabilities for all periods prior to or including the Closing Date in existence on the Closing Date and shall preserve all such books, records and other information for a period of five (5) years after the Closing Date, to the extent such access is reasonably required by the requesting party for assessment or refund of Taxes or extensions thereof. Subject to the previous sentence, for a period of five (5) years after the Closing Date, Buyer shall and shall direct the Target Company Group to retain all of the books, records or other information described in this Section 6.1 in existence on the Closing Date for a period of five (5) years after the Closing Date. While the existence of an adversarial proceeding between the Parties in litigation or arbitration will not abrogate or suspend the provisions of this Section 6.1, as to such records or other information directly pertinent to such dispute, the Parties may not utilize this Section 6.1 but rather, absent agreement, must utilize the applicable rules of discovery.
6.2Employees. At or prior to the Closing, Buyer or an Affiliate shall extend offers of employment to each of L. Verdetto, Michael Hancock and Christie Campbell (the “Specified Employees”), with any such employment to be conditioned upon, and not to commence until, the Closing. The respective form of Employment Agreement for each such Specified Employee is set forth on Exhibit A (the “Form of Employment Agreement”).
6.3Post-Closing Operations.
(a)After the Closing Date and subject in all cases to Section 1.6(e), Buyer and L. Verdetto shall collaborate in good faith to mutually agree upon (a) a communications plan which will guide and control the dissemination of information about the Transaction to the Target Company Group’s employees, vendors and Customers; (b) reasonable budgets for the operation of the Target Company Group that are proportionate with the revenue being generated by the Target Company Group at the time such budget is made taking into account the Target Company Group’s growth and reasonably consistent with past practice; (c) employee hiring plans for the Target Company Group, and (d) such other integration and implementation initiatives as mutually agreed between Buyer and L. Verdetto; provided, however, that after the Closing until and including December 31, 2025, Buyer shall permit L. Verdetto to, and L. Verdetto shall, manage the day-to-day operations of the Target Company Group in the ordinary course of business consistent with past practice and in accordance with the budget for 2025, as mutually agreed between Buyer and L. Verdetto and attached hereto as Annex C.
(b)Notwithstanding anything to the contrary in this Section 6.3, all budgets, rights, and obligations set forth in this Section 6.3 are conditioned on, and subject to, compliance with securities laws and regulations and all policies and procedures of Buyer, in effect now or in the future, including without limitation any policies related to insider trading, Regulation FD disclosure, related party transactions, Sarbanes-Oxley Act compliance, and related policies and procedures. Subject only to the foregoing and the authority granted to Seller in his employment agreement and Section 1.6(e), Buyer shall have sole discretion with regard to all matters relating to the operation of the Target Company Group and the Business.
6.4Tax Matters. From and after the Closing:
(a)Tax Indemnification. Without duplication of the indemnification obligations set forth in Section 7.2(a), Seller shall indemnify and hold harmless the Target Company Group and Buyer from and against all Losses from all Pre-Closing Taxes.
(b)Straddle Period. For all purposes of this Agreement, in the case of any Tax period that includes, but does not end on, the Closing Date (each, a “Straddle Period”), the amount of any Taxes of the Target Company Group allocated to the Pre-Closing Tax Period based upon, or measured by, net or gross income or gain or payment or receipts or that are triggered by the occurrence of activities or events will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual or periodic basis (such as deductions for depreciation and real estate Taxes) will be apportioned between such periods on a daily basis; provided, further, that, all Transaction Tax Deductions will be allocated to the Pre-Closing Tax Period (or portion thereof) to the extent “more likely than not” deductible (or a higher confidence level) under applicable Law. The amount of any other Taxes of the Target Company Group allocated to the Pre-Closing Tax Period in the case of a Straddle Period will be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
(c)Filing of Returns. Seller, at its sole expense, shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Target Company Group (including the Pre-Conversion Target Company, as applicable) for all Pre-Closing Tax Periods (the “Seller Prepared Tax Returns”). All Seller Prepared Tax Returns shall be prepared and completed in a manner consistent with prior practice of the Target Company Group (including the Pre-Conversion Target Company, as applicable) and without change of any election, accounting method or convention (other than the Target Company’s change from a cash-basis to an accrual-basis taxpayer prior to Closing). Prior to filing any such Seller Prepared Tax Return, Seller shall deliver, no later than thirty (30) days prior to the due date for filing (including extensions), or, in the case of Tax Returns filed on a more frequent than annual basis, as soon as is reasonably practicable, such Seller Prepared Tax Return to Buyer for its review and comment. Buyer shall provide any comments to Seller in writing within fifteen (15) days of receipt, or, in the case of Tax Returns filed on a more frequent than annual basis, at least two (2) days prior to the due date for filing (including extensions). Seller shall consider in good faith any reasonable comments provided by Buyer. If Seller and Buyer cannot resolve any disputed item with respect to the preparation and filing of Seller Prepared Tax Returns, the item(s) in question shall be resolved by the Reviewing Accounting Firm as promptly as practicable. The Reviewing Accounting Firm’s resolution of the dispute will be final and binding on the parties (absent manifest error or fraud). The cost of the Reviewing Accountant Firm’s review and determination shall be shared equally by Seller and Buyer. For the avoidance of doubt, the filing of any Tax Return shall not be delayed beyond its due date (taking into account valid extensions) on account of any unresolved disagreement between Seller and Buyer; provided that the parties shall promptly amend any such previously-filed Tax Return to reflect the Reviewing Accounting Firm’s subsequent determination pursuant to this Section 6.4(c). For the avoidance of doubt, Seller, as successor to the Pre-Conversion Target Company for income Tax purposes by reason of the “reorganization” pursuant to Section 368(a)(1)(F) of the Code, as described in Rev. Rul. 2008-18, shall timely file and execute any IRS Form 1120-S for the taxable year ending December 31, 2025.
(d)Tax Proceedings. If an audit, investigation or similar proceeding with respect to Tax matters shall be commenced, or a claim shall be made, by any Tax authority, with respect to Pre-Closing Taxes, Buyer shall, or shall cause the Target Company Group to, promptly notify Seller in writing of such audit, investigation or similar proceeding or claim (a “Tax Proceeding”); provided, however, that failure to give such notice shall not affect Seller’s indemnification obligations unless such failure to provide notice materially prejudices Seller. Seller shall have the primary right to contest such Tax Proceeding (at Seller’s expense) and shall have discretion and authority to pay, settle or compromise any such Tax Proceeding (including selection of counsel, the pursuit or waiver of any administrative proceeding or the right to pay the Tax and sue for a refund or contest the Tax Proceeding in any permissible manner); provided, however, that (i) Buyer (or its advisors) may fully participate at Buyer’s sole expense in the Tax Proceeding, (ii) Seller will provide Buyer with copies of all written documents received from or submitted in connection with such Tax Proceeding and consult with Buyer with respect thereto and consider in good faith any comments from Buyer with respect thereto, and (iii) Seller shall not settle any Tax Proceeding without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed). The Target Company Group shall provide duly completed powers of attorney and authorization forms to permit the foregoing. Seller shall keep Buyer timely informed with respect to the commencement, status and nature of any Tax Proceeding. Upon the conclusion of any Tax Proceeding in accordance with the foregoing, whether by way of settlement or otherwise, Buyer shall cause the Target Company Group and an appropriate officer of the Target Company Group to execute any and all agreements, instruments or other documents that are necessary or appropriate to conclude such Tax Proceeding. This Section 6.4(d) and not Section 7.7 shall control any Tax Proceeding.
(e)Cooperation on Tax Matters. Buyer, Parent and Seller shall reasonably cooperate, as and to the extent reasonably requested by any of them, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.4 and any audit, appeal, hearing, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon Buyer, Parent or Seller’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, appeal, hearing, litigation or other proceeding and making employees available during normal business hours and on a mutually convenient basis to provide additional information, testimony and explanation of any material provided hereunder. Buyer, Parent, Seller and the Target Company Group shall (i) retain all books and records with respect to Tax Proceedings pertinent to the Target Company Group or Seller relating to any Pre-Closing Tax Period until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and abide by all record retention agreements entered into with any taxing authority, and

(ii) give Seller or Buyer, as the case may be, reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Seller or Buyer so requests, the Target Company Group or Seller, as the case may be, shall allow the other of such parties to take possession of such books and records.
(f)Transfer Taxes. While none of Buyer, Parent, Seller or the Target Company Group believe any such Taxes are applicable to the Transaction, all transfer, documentary, sales, use, excise, stamp, registration, filing, recordation, value-added and other similar Taxes that may be imposed in connection with the purchase and sale of the Target Company Interests will be borne equally by Buyer and Seller and will be paid to the appropriate Tax authority promptly when due. Any Tax Returns that must be filed in connection with such Taxes will be prepared by Buyer, and Seller will reasonably cooperate with respect thereto as necessary.
(g)Intended Tax Treatment; Purchase Price Allocation.
(i)The parties hereto agree that, for U.S. federal (and applicable state and local) income Tax purposes, the transactions contemplated by this Agreement shall be treated as follows: (i) the Seller Formation, the Contribution and the QSub Election shall collectively constitute, and qualify as, a “reorganization” of the Pre-Conversion Target Company within the meaning of Section 368(a)(1)(F) of the Code, as described in Revenue Ruling 2008-18; (ii) the Conversion shall be disregarded; and (iii) the purchase and sale of the Target Company Interests in exchange for the Cash Consideration and Share Consideration shall be treated as a sale by Seller of an undivided interest in each asset of the Target Company plus Buyer’s assumption of each remaining liability of the Target Company (plus any other amounts treated as consideration for Tax purposes) (the “Intended Tax Treatment”).
(ii)The parties hereto agree to allocate the Final Purchase Price and all other amounts treated as consideration for income Tax purposes (the “Allocable Consideration”) among the assets of the Target Company Group in accordance with the principles set forth on Schedule 6.4(h) (the “Purchase Price Allocation Methodology”). The Purchase Price Allocation Methodology shall be consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. Buyer shall prepare and deliver to Seller within 120 calendar days after the determination of the Final Purchase Price a draft allocation of the Allocable Consideration in accordance with the Purchase Price Allocation Methodology (the “Allocation Schedule”). For the avoidance of doubt, for purposes of this Section 6.4(g)(ii), the term “Final Purchase Price” as used herein shall take into account any adjustments to the Purchase Price in accordance with Section 1.4, Section 1.5, and Section 1.6. Seller shall have the right to review and raise any objections in writing to the Allocation Schedule during the 30 calendar-day period after receipt thereof. If Seller does not raise any objections within such 30 calendar-day period, Seller shall be deemed to have agreed to Buyer’s Allocation Schedule and such Allocation Schedule shall be final, conclusive and binding upon the Parties. If Seller raises an objection in writing within such 30 calendar-day period, the Parties shall negotiate in good faith to resolve the dispute. If the Parties are unable to resolve the dispute within 30 calendar days after the commencement of such negotiations, then the Reviewing Accounting Firm shall be engaged to review the Allocation Schedule and to finally resolve all disputes. The determination of the Reviewing Accounting Firm regarding the Allocation Schedule shall be delivered as soon as practicable following engagement of the Reviewing Accounting Firm, but in no event more than 60 calendar days thereafter, and shall, absent manifest error, be final, conclusive and binding upon the parties. The parties agree to (x) be bound by the Allocation Schedule determined to be final by this Section 6.4(h)(ii) (the “Final Purchase Price Allocation”), (y) act in accordance with the Final Purchase Price Allocation in the preparation and filing of all Tax Returns and (z) take no position inconsistent with the Final Purchase Price Allocation for all Tax purposes (unless and to the extent required to do so pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar U.S. state or local Tax provision)). The parties shall, in good faith, make adjustments to the Final Purchase Price Allocation as necessary to account for any subsequent adjustment to the Purchase Price pursuant to this Section 6.4 or7 7 . In the event that any Government Body disputes the Final Purchase Price Allocation, Buyer or Seller, as the case may be, shall promptly notify the other party in writing of the nature of such dispute.

(iii)Buyer shall pay the Gross-Up Amount within sixty (60) days of the Closing Date, by wire transfer of immediately available funds to one (1) or more accounts as designated in writing by Seller.
(h)Notwithstanding anything in this Agreement to the contrary, the provisions of Section 2.7 and this Section 6.4 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof) plus sixty (60) days.
6.5Confidentiality.
(a)Buyer acknowledges that Blade Urban Air Mobility, Inc., and the Target Company are parties to that certain Confidentiality and Nondisclosure Agreement, dated as of December 17, 2024 (the “Confidentiality Agreement”). Upon the Closing, Buyer, Parent and any of their respective current or former Affiliates’ obligations under the Confidentiality Agreement shall terminate.
(b)Seller acknowledges that it is in possession of Confidential Information concerning the Target Company Group and the Business. Upon the Closing Date and continuing thereafter, Seller shall, and shall cause its Affiliates and Representatives to, treat confidentially and not disclose all or any portion of such Confidential Information and will use such Confidential Information solely for the purpose of consummating the Transaction and satisfaction of duties owing in connection with ongoing employment with the Target Company Group and Buyer and its Affiliates. Seller acknowledges and agrees that such Confidential Information is proprietary and confidential in nature and may be disclosed to its Representatives only to the extent necessary for Seller to consummate the Transaction (it being understood that Seller shall be severally responsible for any disclosure by any such Representative not permitted by this Agreement). Seller and his Affiliates and Representatives may disclose Confidential Information only for purposes of (a) compliance with any agreement between Seller or any of his Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, and (b) compliance with any reasonable request by Buyer or any of its Affiliates; and (c) compliance with any applicable Law or Order, or (d) in connection with a dispute or any Tax Proceeding regarding, the amount of any Tax imposed on Seller or the preparation of any Tax Return related to any such Tax; provided that with respect to any request for disclosure made pursuant to clauses (c) and (d) above, Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with Buyer about Seller’s intention to make, and the proposed contents of, such disclosure and Seller shall, or shall direct its Affiliate or Representative, to provide Buyer with prompt written notice of such request so that Buyer may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, Seller or his Affiliate or Representative may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction.
6.6Representation and Warranty Policy. Buyer or an Affiliate thereof shall obtain a buyer-side representation and warranty insurance policy in respect of the representations and warranties contained in this Agreement (the “R&W Insurance Policy”) and use its commercially reasonable efforts to cause the R&W Insurance Policy to remain in full force and effect after the Closing. The cost of the R&W Insurance Policy and any fees, costs or deductibles associated therewith shall be borne fifty percent (50%) by Buyer, and fifty percent (50%) by Seller. The R&W Insurance Policy shall include a provision whereby the insurer under the R&W Insurance Policy expressly waives, and agrees not to pursue, directly or indirectly, except in the case of Fraud, any subrogation rights, claim for contribution or other similar right against Seller or his Affiliates, or any former or current equityholder(s), managers, members, partners, directors, officers, employees, agents or representatives of Seller with respect to any claim made by an insured thereunder.
6.7Further Assurances. From time to time after the Closing Date, upon the request of any other Party and without further consideration, each Party shall execute and deliver to the requesting Party such documents and take such action as the requesting Party reasonably requests to consummate more effectively the intent and purposes of the Parties under this Agreement and the Transaction.
6.8Director and Officer Liability. The Seller Parties unconditionally, irrevocably, fully and forever releases and discharges Buyer and each of its present and future Affiliates (including, after the date hereof, the Target Company and each of its Subsidiaries) (collectively, the “Releasees”), from all actions, suits, litigation, arbitration, proceedings at law or in equity, damages, and Liabilities of any kind or nature, whether in law or equity, known or unknown, liquidated or unliquidated, choate or inchoate, and whether arisen, accrued or matured heretofore or hereafter, against the Releasees, or any of them, which the Seller Parties ever had, now has or hereafter may have, upon or by reason of (a) L. Verdetto’s employment as an officer, director or manager of the Target Company or any of its Subsidiaries prior to the Closing Date, (b) any provision in the Organizational Documents of the Target Company or any of its Subsidiaries relating to the exculpation or indemnification of any officers, directors or managers with respect to any periods prior to the Closing Date, and (c) any claim made against L. Verdetto with respect to any period prior to the Closing Date that would have been included in the coverage under a customary directors’ and officers’ liability insurance policy of the Target Company and its Subsidiaries had such directors’ and officers’ liability coverage insurance policy been in place prior to the Closing Date.
6.9Cash-to-Accrual Taxes. Seller acknowledges and agrees that it shall be responsible for any Taxes incurred as a result of the Target Company’s change from a cash-basis to an accrual-basis taxpayer prior to Closing.
6.10Employee Retention Credit. Following the Closing, promptly (but in any event within five (5) Business Days) following receipt by Target Company of any refunds relating to any Employee Retention Credits granted to Target Company with respect to Pre-Closing Tax Periods, Buyer and Parent shall pay, or cause to be paid, to Seller the amount of such refunds.
6.11Release of Guaranty. Buyer agrees to use commercially reasonable efforts to cause Buyer or an Affiliate of Buyer to replace L. Verdetto as guarantor of Target Company’s obligations under that certain Lease Agreement, dated April 22, 2025, between 900 Haddon Urban Renewal LLC and Target Company.
7.INDEMNIFICATION
7.1Survival. The representations and warranties of the Parties contained in this Agreement (other than the representations and warranties contained in Section 2.7) shall survive the Closing for a period of twelve (12) months after the Closing Date; provided that the Investor Representations and the representations and warranties contained in Section 2.7 (Tax Matters) shall survive the Closing until sixty (60) days following the expiration of the later of (i) the six (6) year anniversary of the Closing Date and (ii) the statute of limitations (including any extensions thereof), in each case, unless and then only to the extent that non-compliance with such representations and warranties is waived in writing by the Party for whose benefit such representations and warranties are being made. All of the covenants contained in this Agreement that by their nature are required to be performed prior to or at the Closing shall survive the Closing for a period of twelve (12) months after the Closing. All of the covenants and agreements contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and then only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance. Any breach or inaccuracy of any covenant, agreement, representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding three sentences until such claim is resolved if notice of the breach or inaccuracy thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity or other relief may be sought prior to such time and such notice satisfies the requirements for an Indemnification Notice set forth in Section 7.4(d) in all material respects. With respect to any claim that any Party may have against any other Party that is permitted pursuant to the terms of this Agreement, the survival periods set forth in this Section 7.1 shall govern when any such claim may be brought and shall replace and supersede any statute of limitations that may otherwise be applicable.
7.2Indemnification by the Seller Parties. Following the Closing, and subject to the terms and conditions of this Article 7, the Seller Parties, jointly and severally, shall indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers and employees (collectively, the “Buyer Indemnitees”), from and against all Losses asserted against, incurred, suffered or paid, directly or indirectly, by any Buyer Indemnitee by reason of, relating to or resulting from:

(a)any breach or inaccuracy of the representations and warranties of the Target Company Group or the Seller Parties set forth in Article 2 or Article 3 of this Agreement (other than the representations and warranties contained in Section 2.7 and the Investor Representations);
(b)any matter set forth on Section 7.2(b) of the Target Company Disclosure Letter,
(c)any breach of the covenants or agreements of the Seller Parties or Target Company Group in this Agreement or in any Transaction Document, schedule, exhibit or certificate delivered pursuant to this Agreement;
(d)Target Company Transaction Expenses or Indebtedness (existing as of the Closing) (to the extent not included in the calculation of the Estimated Purchase Price);
(e)the Investor Representations; and
(f)any Pre-Closing Taxes.
7.3Indemnification by Buyer and Parent. Subject to the terms and conditions of this Article 7, Buyer and Parent shall indemnify and hold harmless the Seller Parties and their respective Affiliates and their respective directors, officers and employees (collectively, the “Seller Indemnitees”) from and against all Losses asserted against or incurred by any Seller Indemnitee by reason of, relating to or resulting from:
(a)any breach of the representations and warranties of Buyer or Parent set forth in Article 4 or Article 5 of this Agreement; or
(b)any breach of the covenants or agreements of Buyer or Parent set forth in this Agreement or in any Transaction Document, schedule, exhibit or certificate delivered pursuant to this Agreement.
7.4Limitations. The Seller Parties’, Buyer’s and Parent’s obligations under Section 7.2 and Section 7.2(b) shall be subject to the following limitations:
(a)The Seller Parties shall not have any liability for Losses under Section 7.2(a) in excess of $312,500; provided, however, that the limitations set forth in this Section 7.4(a) shall not apply with respect to the Seller Fundamental Representations or Fraud committed by a Seller Party;
(b)Buyer and Parent each hereby agrees that with respect to any claim for Losses asserted pursuant to Section 7.2(a) (other than in respect of Seller Fundamental Representations), it shall seek a remedy in the following order of priority (in each case until the amount available therefrom has been exhausted): (A) first, from the RWI Retention Account; and (B), second and finally, by recovery under the R&W Insurance Policy; provided, however, that the limitation set forth in this Section 7.4(b) shall not apply with respect to the Seller Fundamental Representations or Fraud committed by a Seller Party;
(c)Buyer and Parent hereby agree that with respect to any claim for Losses asserted pursuant to Section 7.2(a) in respect of Seller Fundamental Representations, it shall seek a remedy in the following order of priority (in each case until the amount available therefrom has been exhausted): (A) first, from the RWI Retention Account; (B) second, from the Seller Parties until the difference of any retention amount then remaining under the R&W Insurance Policy is paid to Buyer; (C) by recovery under the R&W Insurance Policy; (D) directly from the Seller Parties; and (E) from the Adjustment Escrow Account, if remaining; provided, however, that with respect to any claim made under Section 7.2(b) through Section 7.2(f), inclusive, or any claim arising out of relating to any claim of Fraud, the Buyer Indemnitees may seek all recovery directly from the Seller Parties; and
(d)Notwithstanding anything to the contrary in this Section 7.4, (i) the maximum aggregate amount the Buyer Indemnitees are entitled to recover in the aggregate from the Seller Parties (A) under Section 7.2(a) for non-Seller Fundamental Representations shall be limited to the RWI Retention Amount, and (B) under Section 7.2(a) (for Seller Fundamental Representations only) through

Section 7.2(f), inclusive, shall not exceed the Cap, and (ii) the maximum aggregate amount that the Seller Indemnitees are entitled to recover in the aggregate under Section 7.2(b) shall not exceed the Cap. Any Loss for which any of the Buyer Indemnitees or Seller Indemnitees is entitled to indemnification under this Article 7 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant or agreement.
7.5Materiality. For purposes of determining whether there has been any breach of any representation, warranty, covenant, or agreement and calculating any Losses hereunder, each representation, warranty, covenant and agreement shall be read without regard and without giving effect to any materiality or material adverse effect contained in such representation, warranty, covenant or agreement.
7.6Procedures Relating to Indemnification among Seller and Buyer.
(a)Following the discovery of any facts or conditions that would reasonably be expected to give rise to a Loss or Losses for which indemnification under this Article 7 could be obtained, the party that may seek indemnification under this Article 7 (the “Indemnitee”) shall, provide written notice in accordance with Section 9.8 to the party from whom indemnification may be sought (the “Indemnitor”) setting forth the specific facts and circumstances, in reasonable detail (to the extent known at such time), relating to such Loss or Losses, the amount of Loss or Losses (or a non-binding, reasonable estimate thereof if the actual amount is not known or not capable of reasonable calculation) and the specific section(s) of this Agreement upon which the Indemnitor may rely in seeking such indemnification (an “Indemnification Notice”). An Indemnitee’s failure to provide an Indemnification Notice shall not relieve the Indemnitor from its indemnification obligations with respect to the subject of the Indemnification Notice except to the extent the Indemnitee is actually, materially and adversely prejudiced thereby and in such case, only to the extent of such prejudice. The Parties expressly intend that the remedies provided for in this Article 7 shall apply to direct claims between the parties hereto for breach of this Agreement (whether or not involving a Third Party).
(b)In the event that the Indemnitee shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Indemnification Notice (other than a Third Party Claim, which is addressed in Section 7.7), the Indemnitee shall, within sixty (60) days after receipt by the Indemnitee of such Indemnification Notice, deliver to the Indemnitor a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnitee and the Indemnitor shall, within the sixty (60) day period beginning on the date of receipt by the Indemnitor of such objection and prior to submitting such dispute to the courts set forth in Section 9.5, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitee shall have so objected. If the Indemnitor and the Indemnitee shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitor and the Indemnitee shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnitor and the Indemnitee be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnitor shall be permitted to submit such dispute to the courts set forth in Section 9.5.
(c)Claims for Losses specified in any Indemnification Notice to which an Indemnitor shall not object in writing within sixty (60) days of receipt of such Indemnification Notice (other than a Third Party Claim, which is addressed in Section 7.7), claims for Losses covered by a memorandum of agreement of the nature described in Section 7.6(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 7.6(b) and Section 9.5 hereof or shall have been settled as described in Section 7.7, are hereinafter referred to, collectively, as “Agreed Claims.” Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnitor and the Indemnitee shall agree), the Indemnitee shall pay to the Indemnitor (except in the case where a payment has been already effected pursuant to the Escrow Agreement) an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnitor in a notice to the Indemnitee not less than two (2) Business Days prior to such payment.

7.7Procedures Relating to Indemnification for Third Party Claims.
(a)Notice. For an Indemnitee to be entitled to any indemnification provided for under this Agreement arising out of or involving a claim or demand made by any Third Party, including any Government Body (a “Third Party Claim”), the Indemnitee shall provide an Indemnification Notice to the Indemnitor relating to the Third Party Claim promptly after the Indemnitee’s receipt of notice of the Third Party Claim. Thereafter, the Indemnitee shall promptly deliver to the Indemnitor copies of all notices and documents, including all court papers, received by the Indemnitee relating to the Third Party Claim. An Indemnitee’s failure to provide an Indemnification Notice shall not relieve the Indemnitor from its indemnification obligations with respect to the subject of the Indemnification Notice, except to the extent the Indemnitor is actually, materially and adversely prejudiced thereby and in such case, only to the extent of such prejudice.
(b)Defense. If a Third Party Claim is made against an Indemnitee, then the Indemnitor shall be entitled to participate in the defense of the Third Party Claim and, if the Indemnitor so chooses, to assume the defense of the Third Party Claim by providing written notice within ten (10) days of receipt of an Indemnification Notice to the Indemnitor, and such written notice to assume the defense of any claim shall include a certification that the Indemnitor will indemnify the Indemnitee from and against the Losses the Indemnitee may suffer resulting from, arising out of or caused by such claim; provided that the Indemnitor shall not be entitled to assume the defense (or continue the defense) (i) unless such claim involves only money damages and does not seek an injunction or other equitable relief, (ii) if such claim relates to or arises in connection with a criminal or quasi criminal proceeding, action, indictment, allegation or investigation, (iii) such Third Party Claim may give rise to Losses which are more than the remaining RWI Retention Amount at the time such claim is submitted by the Indemnitee, or (iv) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim. If the Indemnitor so elects to assume the defense of a Third Party Claim, then the Indemnitor shall not be liable to the Indemnitee for legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third Party Claim unless (A) the Indemnitor shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with this Section 7.7(b) or (B) the named parties to any such action (including any impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be one (1) or more legal defenses available to the Indemnitee which are not available to the Indemnitor, or available to the Indemnitor the assertion of which would be adverse to the interests of the Indemnitee. If the Indemnitor assumes such defense, then the Indemnitor shall do so through counsel reasonably acceptable to the Indemnitee at the expense of the Indemnitor and the Indemnitee shall have the right to participate in the defense of the Third Party Claim and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor, it being understood, however, that the Indemnitor shall control such defense, including any settlement or compromise of the Third Party Claim, but no such settlement or compromise may be effected without the Indemnitee’s consent, which will not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnitee’s consent shall not be required if (1) such settlement is for monetary payment (all of which is indemnifiable by the Indemnitor) only and does not impose injunctive relief or other restrictions of any kind or nature on any Indemnitee and (2) expressly and unconditionally releases the Indemnitee from all Liabilities with respect to such Third Party Claim, without prejudice pursuant to an unconditional term thereof. If the Indemnitor chooses to defend any Third Party Claim, then the Parties shall cooperate in the defense of the Third Party Claim in all reasonable respects. Such cooperation shall include the retention and (upon the Indemnitor’s request) provision to the Indemnitor of records that are reasonably relevant to the Third Party Claim and making employees available on a mutually convenient basis as may be reasonably necessary to provide additional information and explanation of any material provided. If the Indemnitor, within ten (10) days of receipt of an Indemnification Notice relating to a Third Party Claim, chooses not to assume defense of the Third Party Claim or fails to notify the Indemnitee that it is assuming the defense of such claim or, within a reasonable time after receipt of an Indemnification Notice relating to a Third Party Claim, fails to defend the Third Party Claim actively and in good faith, then the Indemnitee shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnitee shall have the right to pay or settle any Third Party Claim; provided that except as set forth in the immediately preceding sentence, in such event it shall waive any right to indemnity therefor by the Indemnitor for such Third Party Claim or it shall have received the Indemnitor’s prior written consent (which will not be unreasonably withheld, conditioned or delayed).
7.8No Indemnification by the Target Company. Each Seller Party acknowledges and agrees that, upon and following the Closing, the Target Company Group shall not have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make any Seller Party whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. No Seller Party shall have any right of contribution against the Target Company Group with respect to any such indemnification or other claim.
7.9No Duplicate Damages. In the event an Indemnitee shall recover Losses in respect of a claim of indemnification under this Article 7, no other Indemnitee shall be entitled to recover the same Losses in respect of a separate claim for indemnification related to the same subject matter.
7.10Purchase Price Adjustment. The Parties agree that any indemnification payment made by a Seller Party pursuant to this Agreement shall be treated as an adjustment to the Base Purchase Price for Tax purposes, unless otherwise required by Law.
7.11Release of Escrow Accounts. Subject to Section 1.6(b)(ii) and Section 1.8, on the date that is twelve (12) months from the Closing Date (the “Escrow Release Date”), Buyer and Seller shall jointly instruct the Escrow Agent to (i) issue a letter of instruction to the Transfer Agent instructing the Transfer Agent to issue the remaining Adjustment Escrow Shares to Seller and (ii) immediately release to Seller the remaining balance of the RWI Retention Amount as of such date, in each case, less the amount necessary to satisfy all outstanding claims which are the subject of an Indemnification Notice delivered pursuant to this Article 7, by wire transfer of immediately available funds to an account designated by Seller in writing to Buyer at least two (2) Business Days prior to such date. Buyer and Seller shall cause the Escrow Agent to disperse any amounts not released pursuant to the preceding sentence due to any such then-pending claim to Buyer or Seller, as applicable, promptly upon the resolution of such claim in favor of Buyer Indemnitee or Seller, respectively.
7.12Remedies. Except with respect to the matters covered in the next succeeding sentence, the indemnification rights of the Parties under Article 7 shall be the sole and exclusive remedies of the Indemnitees for any Losses (other than claims of, or cause of action arising from, Fraud) that it may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by Buyer, Parent, the Target Company Group or a Seller Party, respectively, or any failure by Buyer, Parent, the Target Company Group or a Seller Party, respectively, to perform or comply with any covenant or agreement in this Agreement that, by its terms, was to have been performed, or complied with, by Buyer, Parent, the Target Company Group or a Seller Party, respectively. Notwithstanding the foregoing, the Parties (a) shall have the right to seek specific performance, and (b) shall also have the right to seek rescission or restitution but only in the case of Fraud.
7.13Set-Off; Indemnity Payments. Buyer shall, at Buyer’s election, upon the final determination of a Loss, be permitted to offset from the Earn-Out Payment due to Seller any amounts due by any Seller Party to Buyer for any Losses for which any Seller Party is liable pursuant to this Article 7; provided, however, if Buyer elects such offset right, Seller shall have the right to choose whether the offset shall be paid from an Earn-Out Payment either (a) one hundred percent (100%) in cash or (ii) at least eighty percent (80%) in cash and twenty percent (20%) in Parent Common Stock.
7.14Fraud . Nothing in this Article 7 shall limit the rights of any Buyer Indemnitee to recovery in respect of any Losses arising out of or resulting from Fraud.
8.CLOSING
8.1Closing Date. The closing of the Transaction and the other Transaction Documents (the “Closing”) shall take place by electronic exchange of documents on the date hereof (“Closing Date”). The Closing will be deemed effective as of 12:01 A.M. (Eastern Time) on the Closing Date.

8.2Items to be Delivered by Seller and the Target Company. At the Closing, Buyer shall have received at or prior to the Closing the following documents, instruments and certificates (all of which shall be in form and substance reasonably satisfactory to Buyer and its counsel):
(a)an Assignment of Membership Interest Agreement in the form attached hereto as Exhibit F;
(b)the Third Party Consents, if any, specified in Section 8.2(b) of the Target Company Disclosure Letter;
(c)(i) a copy of a payoff letter from each holder of Indebtedness listed on Section 8.2(c) of the Target Company Disclosure Letter, in each case in form and substance reasonably satisfactory to Buyer, stating that all such Indebtedness owing to such holder shall have been fully paid; and (ii) evidence, in form and substance reasonably satisfactory to Buyer, releasing and terminating all Liens securing any Indebtedness, including any termination statements under the Uniform Commercial Code for filing purposes, if applicable, or which Buyer may otherwise reasonably request;
(d)IRS Forms W-9, duly executed by each Seller Party, Michael Hancock and Christie Campbell;
(e)a copy of IRS Form 8869 filed in connection with the Reorganization;
(f)termination and release agreements from each of the parties listed on Section 8.2(e) of the Target Company Disclosure Letter, in form and substance reasonably satisfactory to Buyer, terminating any existing agreements between such party, on the one hand, and any member of the Target Company Group, on the other hand and releasing the Target Company Group from all claims;
(g)the Escrow Agreement, duly executed by Seller;
(h)the Restrictive Covenant Agreement, duly executed by each of L. Verdetto, Michael Hancock and Christie Campbell;
(i)the Lockup Agreement, duly executed by each Seller Party, Michael Hancock and Christie Campbell;
(j)the Exchange Documents in accordance with Section 1.7(a), duly executed by each of each Seller Party, Michael Hancock and Christie Campbell;
(k)a side letter, duly executed by each of Michael Hancock and Christie Campbell;
(l)copies of duly executed letters pursuant to which the existing directors and officers of each member of the Target Company Group resign from all positions held by such director or officer in such member of the Target Company Group, in each case effective as of the Closing Date; and
(m)copies of duly executed applicable Form of Employment Agreement with each Specified Employee, as set forth in Section 6.2.
8.3Items to be Delivered by Buyer. At the Closing, Seller shall have received the following documents, instruments and certificates (all of which shall be in form and substance reasonably satisfactory to Seller and its counsel):
(a)a copy of the letter of instruction to the Transfer Agent instructing the Transfer Agent to issue the Share Consideration in accordance with Section 1.4;
(b)a counterpart of the Escrow Agreement, duly executed by each of Buyer and the Escrow Agent;
(c)a counterpart of the Restrictive Covenant Agreement, duly executed by Buyer;
(d)a counterpart of the Lockup Agreement, duly executed by Buyer;

(e)a counterpart to the side letters with Michael Hancock and Christie Campbell; and
(f)counterparts to the Form of Employment Agreements with each Specified Employee, as set forth in Section 6.2, duly executed by Buyer.
9.MISCELLANEOUS
9.1Publicity. No public release or announcement concerning the Transaction (including, without limitation, any information relating to the Base Purchase Price, Estimated Purchase Price, Final Purchase Price, Earn-Out Payment or other amounts payable to Seller) shall be issued or made by or on behalf of any Party, without the consent of Buyer. Buyer and the Seller Parties agree to keep the terms of this Agreement confidential, except to the extent required by applicable Law or regulations of any applicable stock exchange and except that Buyer and Seller may disclose such terms to their respective accountants and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such persons are instructed to keep the terms of this Agreement and the Transaction confidential).
9.2Entire Agreement. This Agreement (including the exhibits and schedules attached hereto) supersedes all prior agreements and understandings, oral and written, and constitutes (together with the other documents and instruments to be executed and delivered pursuant hereto) a complete and exclusive statement of the terms of the agreement, between the Parties with respect to its subject matter.
9.3Assignment. No Seller Party shall assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law (including by virtue of a merger or similar transaction), other than as a result of the death of L. Verdetto, without the prior written consent of Buyer. Buyer shall not assign, transfer or encumber this Agreement, or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of Law (including by virtue of a merger or similar transaction), without the prior written consent of Seller. Any attempted assignment, transfer or encumbrance without such consent shall be void and without effect; provided that notwithstanding the foregoing, Buyer may assign all or any portion of its rights and obligation under this Agreement (a) to Buyer’s Affiliates, (b) under a credit or collateral agreement to Buyer’s lenders who are providing debt financing to Buyer or its Affiliates (including each member of the Target Company Group following the Closing) or (c) in connection with the transfer by Buyer of all or substantially all of the Equity Securities and/or assets of the Target Company Group. Subject to the previous sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.
9.4Governing Law. This Agreement shall be construed and interpreted according to the Laws of the State of Delaware, excluding any choice of law rules that may direct the application of the Laws of another jurisdiction.
9.5Jurisdiction. Each Party stipulates that any dispute or disagreement between the Parties whether in law or equity as to the interpretation of any provision of, or the performance of obligations under, this Agreement and the other documents and instruments to be executed and delivered pursuant hereto shall be commenced and prosecuted in its entirety exclusively in, and consents to the exclusive jurisdiction and proper venue of, in the state or federal courts located in New Castle County in the State of Delaware. Each Party consents to personal and subject matter jurisdiction and venue in such applicable court and waives and relinquishes all right to assert such Party or such Party’s property’s immunity from any legal process issued by such courts or object to the suitability or convenience of such venue or forum by reason of their present or future domiciles or by any other reason. The Parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions. Each Party agrees that service of process on such Party in a manner described in Section 9.8 for the giving of notice shall be deemed effective service of process on such Party.
9.6Amendment. No amendments or supplements to this Agreement shall be valid and binding unless set forth in a written agreement executed and delivered by Seller and Buyer.

9.7Waiver. No waiver by any Party of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed and delivered by Buyer or Seller, as applicable. Except as provided in the preceding sentence, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties or covenants set forth in this Agreement and in any documents delivered or to be delivered pursuant hereto. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach.
9.8Notice. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be personally delivered, sent by private overnight courier or email transmission and in the case of email transmission, with copies by overnight courier service as follows:
(a)If to Buyer or Parent, to:
Strata Critical Medical, Inc.
31 Hudson Yards, 14th Floor
New York, New York 10001
Attention: Melissa Tomkiel
Email: melissa@srta.com
(with a copy to)
Pryor Cashman LLP
7 Times Square, 40th Floor
New York, New York 10036
Attention: Brad D. Rose and Robert Lamonica
Email: brose@pryorcashman.com
rlamonica@pryorcashman.com
(b)If to a Seller Party, to:
Louis Verdetto
3791 Millpond Lane
Mount Pleasant, South Carolina 29466
Email: louis.verdetto@gmail.com
(with a copy to)
Polsinelli PC
900 W. 48th Place, Suite 900
Kansas City, Missouri 64112
Attention: Frank Koranda
Email: Fkoranda@polsinelli.com
or to such other person or address as any Party shall have specified by notice in writing to the other Party. If personally delivered, then such communication shall be deemed delivered on the date of actual receipt; if sent by facsimile transmission or email, then such communication shall be deemed delivered the date of the transmission or, if the transmission is not made before 5:00 p.m., at the place of receipt, on a Business Day, the first Business Day after transmission (and sender shall bear the burden of proof of delivery); and if sent by overnight courier, then such communication shall be deemed delivered on the date of receipt.

9.9Expenses. Regardless of whether or not the Transaction is consummated, except to the extent expressly set forth in this Agreement, each Party shall bear its own costs and expenses and the costs expenses of its counsel and other Representatives in connection with this Agreement and the consummation of the Transaction, including in connection with claims by any Person that it is entitled to brokerage commissions or finder’s fees as a result of the action of such Party or any Affiliate of such Party; provided, however, that the Seller Parties shall be solely responsible for the payment and discharge of all claims for brokerage commissions or finder’s fees arising as a result of the retention, employment or other use of any broker or finder by the Target Company Group in connection with the Transaction or the negotiation thereof and all fees and expenses of the Target Company Group’s legal, accounting, investment banking and other professional counsel in connection with the Transaction and shall indemnify Buyer in accordance with Section 7.2(d), unless and to the extent that such commissions, fees and expenses have been paid by the Target Company prior to or at the Closing or are accounted for as Target Company Transaction Expenses in the Estimated Purchase Price.
9.10No Third Party Beneficiaries. This Agreement does not and is not intended to confer any rights or remedies upon any Person, including any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, other than the Parties or as otherwise expressly provided in this Agreement; provided, however, that in the case of Article 7 the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of the provisions contained in such Article; provided; further, that in the case of Section 6.8, the officers, directors and managers of the Target Company are intended third party beneficiaries of the provisions contained in such Section.
9.11Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Government Body to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transaction be consummated as originally contemplated to the fullest extent possible.
9.12Interpretive Provisions. For purposes of this Agreement, (a) unless the context otherwise clearly requires, the words “including” and “include” shall be deemed to be followed by the words “without limitation,” (b) the words “herein,” “hereof,” “hereby,” “hereto” or “hereunder” refer to this Agreement as a whole, and not to any particular provision of this Agreement, (c) the term “knowledge” when used in the phrase “to the knowledge of the Target Company” means the actual knowledge after due inquiry of Seller, Michael Hancock and Christie Campbell and the term “knowledge” when used in the phrase “to the knowledge of Seller” means the actual knowledge of the Seller Parties after due inquiry, (d) references to “$” refer to United States Dollars and (e) unless the context clearly requires otherwise, any reference to the Target Company shall include references to any predecessor of the Target Company. When calculating the period of time before which, within which or following which any act is required to be done pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, then the period in question shall end on the next succeeding Business Day. Unless the context otherwise clearly requires, references in this Agreement (i) to Articles, Sections, Annexes, Sections of the Target Company Disclosure Letter are references to articles, sections, annexes and disclosure schedules attached to, this Agreement and (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof. The Annexes, Exhibits and the Target Company Disclosure Letter are incorporated into and form an integral part of this Agreement. Capitalized terms used but not otherwise defined in the Annexes, Exhibits and the Target Company Disclosure Letter are as defined in this Agreement. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number, and vice versa. Each Party confirms that both it and its counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties and, therefore, each Party waives the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. Any covenant, obligation or agreement of the Target Company shall include a covenant, obligation or agreement of the Seller Parties to cause the Target Company to perform such covenant, obligation or agreement.
9.13Counterparts. This Agreement may be executed by signatures exchanged via facsimile or other electronic means and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile and by scanned .pdf image.
9.14Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BASED ON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY AND THEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EACH PARTY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.15Sandbagging. The Parties agree and acknowledge that no review by Buyer shall affect the representations and warranties made by the Seller Parties or the Target Company Group pursuant to this Agreement or the right to indemnification, payment of Losses, or any other remedy of Buyer for breaches of those representations and warranties. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement.
9.16Conflict Waiver; Privilege. It is acknowledged by each party hereto that the Seller Parties have retained Polsinelli PC (“Seller’s Counsel”) to act as its counsel in connection with the transactions contemplated by this Agreement and that Seller’s Counsel has not acted as counsel for any other party in connection with such transactions. The parties hereto agree that, in the event that a dispute arises after the Closing between Buyer, the Target Company or their Affiliates, on the one hand, and Seller or its Affiliates, on the other hand, Seller’s Counsel may represent Seller and its Affiliates in such dispute even though the interests of Seller and its Affiliates may be directly adverse to Buyer, the Target Company or their Affiliates, and even though Seller’s Counsel may have represented any of the Target Company or its Affiliates in a matter substantially related to such dispute. Buyer further agrees that all communications among Seller, the Target Company or any of their respective Affiliates, on the one hand, and their counsel, including Seller’s Counsel, on the other hand, that relate in any way to the transactions contemplated by this Agreement shall be deemed attorney-client privileged communications (collectively, the “Privileged Communications”) and the attorney-client privilege and the expectation of client confidence belongs to Seller and may be controlled by Seller and, notwithstanding anything to the contrary contained in this Agreement, shall not pass to or be claimed by Buyer, the Target Company or any of their Affiliates. The Privileged Communications are (and upon the Closing shall remain) the property of Seller, and from and after the Closing, none of Buyer, the Target Company, their Affiliates or any Person purporting to act on behalf of or through Buyer, the Target Company, their Affiliates will seek to access, use or obtain such communications, whether by seeking a waiver of the attorney-client privilege or through other means. The Privileged Communications may be used by Seller in connection with any dispute that relates in any to the transactions contemplated by this Agreement.
9.17Definitions. For purposes of this Agreement, the following terms shall have the following respective meanings:
“2025 Adjusted EBITDA” means the Target Company Group’s Earnings Before Interest, Taxes, Depreciation and Amortization for fiscal year 2025, and shall be calculated in accordance with GAAP consistently applied by the Target Company and the adjustment methodology detailed in Annex C as well as the following adjustments: increased for any transaction expenses incurred by the Target Company related to acquisitions or similar transactions; increased for any financing related (non-cash or otherwise) expenses; increased for any management fees or overhead charges payable to Buyer or any Affiliate; and increased for any charges for services provided by Buyer or any Affiliate that are in excess of fair market value; and decreased for equipment depreciation related to capital expenditures that were incurred after the Closing.
“2025 Earn-Out Amount” has the meaning specified in Section 1.6(b)(i).
“2025 EBITDA Clawback Amount” has the meaning specified in Section 1.6(b)(i).
“2025 EBITDA Excess” has the meaning specified in Section 1.6(b)(ii).
“2025 EBITDA Shortfall” has the meaning specified in Section 1.6(b)(ii).
“2025 Estimated Adjusted EBITDA” means fourteen million dollars ($14,000,000.00).
“Adjustment Escrow Account” has the meaning specified in Section 1.4(b).
“Adjustment Escrow Shares” means fifty percent (50%) of the Share Consideration. For the avoidance of doubt, the Adjustment Escrow Shares shall be valued using clause (i) of the definition of Parent Common Stock Value.
“Adjustment Excess Amount” has the meaning specified in Section 1.5(c).
“Adjustment Shortfall Amount” has the meaning specified in Section 1.5(c).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided that for purposes of Section 2.19 an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of Equity Securities or other equity interest of such Person, (b) in the case of a corporation, any officer or director of such corporation, (c) in the case of a partnership, any general partner of such partnership, (d) in the case of a trust, any trustee or beneficiary of such trust, (e) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit of any individual described in clauses (a) through (e) above. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
For purposes of this Agreement, the Target Company Group will be considered (a) an Affiliate of Seller before (but not after) the Closing and (b) an Affiliate of Buyer as of and following (but not before) the Closing.
“Agreed Claims” has the meaning specified in Section 7.6(c).

“AI Technologies” means any technology in the deep learning, machine learning, or other artificial intelligence technologies, including any and all (a) Generative AI Tools; (b) proprietary algorithms, Software or systems that make use of or employ neural networks, statistical learning algorithms (like linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, and (c) proprietary embodied artificial intelligence and related hardware or equipment.
“Allocable Consideration” has the meaning specified in Section 6.4(h)(ii).
“Allocation Schedule” has the meaning specified in Section 6.4(h)(ii).
“Applicable Privacy and Data Security Laws” means (a) all privacy, security, data collection, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy laws, rules and regulations of any applicable jurisdiction and all then current industry standards, guidelines and practices with respect to privacy, security, data protection, data sharing, direct marketing, consumer protection, location tracking, customer tracking, behavioral marketing, and workplace privacy, including the collection, processing, storage, protection and disclosure of Personal Information, and (b) the applicable data security and privacy policies of the Target Company Group and its Affiliates.
“Base Purchase Price” means one hundred and twenty four million dollars ($124,000,000.00).
“Business” means the business of providing normothermic regional perfusion, organ procurement/surgical recovery, cardiac perfusion, extracorporeal membrane oxygenation, blood management solutions, and related locum tenens, disposables, equipment rental, and clinical services provided by the Target Company Group to organ procurement organizations, hospitals and transplant centers as of the Closing Date; provided that, for the avoidance of doubt, transportation services or any other services provided by Parent or its Affiliates, including but not limited to organ placement services, shall not be included in the definition of Business.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by Law to be closed.
“Business Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).
“Buyer” has the meaning specified in the Preamble.
“Buyer Indemnitees” has the meaning specified in Section 7.2.
“Cap” means the sum total of the Final Purchase Price and any Earn-Out Payments actually received by Seller or directed to be paid to the Seller Parties, Michael Hancock and Christie Campbell.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as amended, and the rules and regulations promulgated thereunder.
“Cash” means all cash and cash equivalents (whether restricted or unrestricted), including money market instruments, treasury bills, bank deposits and commercial paper.
“Cash Consideration” has the meaning specified in Section 1.2.
“Clawback Share Amount” has the meaning specified in Section 1.6(b)(ii)(A).
“Closing” has the meaning specified in Section 8.1.
“Closing Date” has the meaning specified in Section 8.1.

“Closing Indebtedness” means the aggregate outstanding amount of Indebtedness of the Target Company as of 12:01 A.M. on the Closing Date.
“Closing Net Working Capital” means an amount equal to, without duplication, the total current assets of Target Company (excluding any Cash held by the Target Company Group at the Closing) less the total current liabilities of the Target Company (excluding Indebtedness and Target Company Transaction Expenses), determined as of 12:01 A.M. on the Closing Date. Closing Net Working Capital shall be calculated in accordance with the methodology and sample calculations in Annex B.
“COBRA” means Part 6 of Title I of ERISA, Section 4980B of the Code, and any similar state Law.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
“Company Software Products” has the meaning specified in Section 2.15(d).
“Competitor” means any Person that now or hereafter engages in or attempts to engage in the Business in the manner that the Target Company engages in the Business as of the date hereof.
“Confidential Information” means all information (written or oral) that is confidential or proprietary to the Target Company Group or is not otherwise generally available to the public regarding the Target Company Group. The term “Confidential Information” shall not include (a) information that is or becomes generally available to the public, other than as a result of disclosure by the Seller Parties or their respective Representatives in violation of this Agreement or (b) becomes available to the Seller Parties or their respective Representatives from a Person other than Buyer or the Target Company Group on a non-confidential basis, provided that such Person was not known by a Seller Party or its Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to Buyer, the Target Company Group or its Representatives with respect to such materials.
“Confidentiality Agreement” has the meaning specified in Section 6.5(a).
“Consent” means any consent, waiver or approval of, or authorization, order, license, permission, permit, qualification, exemption, novation or waiver by, any Third Party or Government Body.
“Contract” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement, performance bond, warranty obligation or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness), to which or by which such Person is party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Contribution” has the meaning specified in the Recitals.
“Conversion” has the meaning specified in the Recitals.
“Customer” means a transplant center, hospital, organ procurement organization or similar Person to whom the Target Company provides services to in connection with the Business.
“Disregarded Entity” means an entity, other than one which is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code, which is a limited liability company which is disregarded as an entity separate from its owner for U.S. federal and state income Tax purposes for which no election under Treasury Regulations Section 301.7701-3(c)(1)(i) to be treated in any other manner (including the filing of an IRS Form 8832) has been made or will be made.
“Earn-Out Calculation” has the meaning specified in Section 1.6(d).

“Earn-Out Calculation Acceptance Notice” has the meaning specified in Section 1.6(d).
“Earn-Out Calculation Objection Notice” has the meaning specified in Section 1.6(d).
“Earn-Out Payments” means, collectively, the 2025 Earn-Out Payments and the Long-Term Earn-Out Payments.
“Earn-Out Period” has the meaning specified in Section 1.6(a).
“Employee Retention Credit” means any employee retention credit provided for by the CARES Act (including as amended by the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021) and any similar credit under state or local Law.
“Equity Rights” means with respect to a Person (i) options, warrants, rights of first refusal or first offer, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, calls, puts, voting trusts, registration rights or other rights, agreements or commitments relating to the issuance, disposition or acquisition of such Person’s Equity Securities or securities convertible into or exchangeable or exercisable for its Equity Securities or other Contracts that could require a Person to issue Equity Securities or to sell Equity Securities it owns in another Person, (ii) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Securities of a Person or owned by a Person, (iii) statutory pre-emptive rights or pre-emptive rights granted under a company’s organizational documents or any other pre-emptive rights and (iv) equity appreciation rights, phantom equity, profit participation, or other similar rights with respect to a company.
“Equity Securities” means any (a) partnership interests; (b) any membership interests or units; (c) shares of capital stock; (d) other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.
“Escrow Agent” has the meaning specified in Section 1.4(b).
“Escrow Agreement” has the meaning specified in Section 1.4(b).
“Estimated Closing Statement” has the meaning specified in Section 1.3.
“Exchange Documents” means, with respect to each Party, (a) a completed and signed Investor Questionnaire in the form attached hereto as Exhibit E, and (b) any other documents that Buyer or its Representatives may reasonably require to comply with applicable securities Laws and any reasonable requests of the Transfer Agent in connection with the issuance and delivery of Parent Common Stock to Seller or any Third Party contemplated hereunder.
“Final Price Adjustment Statement” has the meaning specified in Section 1.5(b).
“Final Purchase Price” has the meaning specified in Section 1.5(b).
“Final Purchase Price Allocation” has the meaning specified in Section 6.4(h)(ii).
“Financial Statements” has the meaning specified in Section 2.5.
“Form of Employment Agreement” has the meaning specified in Section 6.2.
“Fraud” means, with respect to any Party, any breach or inaccuracy of any representation or warranty made by such Party in Article 2, Article 3, Article 4 or Article 5, as applicable, when made by such Party in the Agreement or in any certificate delivered pursuant hereto by such Party that constitutes intentional common law fraud under Delaware law, but shall not include equitable fraud, promissory fraud, unfair dealings fraud, constructive fraud, or any torts (including a claim for fraud) based on negligence (including gross negligence) or recklessness, grossly negligent or negligent misrepresentation or omission.

“GAAP” means, at a given time, United States generally accepted accounting principles, consistently applied.
“Generative AI Tools” means generative artificial intelligence technology or similar tools capable of automatically producing various types of content (such as source code, text, images, audio, and synthetic data) based on user-supplied prompts.
“Government Body” means any government, court, arbitrator, arbitral tribunal, department, commission, board, bureau, agency, authority, instrumentality, administrative agency, commission or other governmental or regulatory agency or authority, whether federal, state, provincial, local, foreign or other (including national antitrust authorities that have jurisdiction to review the Transaction) or any securities exchange.
“Gross-Up Amount” means [omitted].
“Gross Profit” means revenue less the cost of sales for the Target Company Group, in accordance with GAAP consistently applied by the Target Company, net of equipment depreciation related to capital expenditures that were incurred after the Closing and consistent with the expense/cost allocation between costs of sales and operating expenses as detailed in the financial statements of the Target Company for calendar year 2024. The calculation of Gross Profit shall also include all revenue and costs of sales attributable to any entity under, and of, Parent’s corporate umbrella which are derived from the performance of the Business. Notwithstanding the foregoing, Gross Profit shall not include any revenue or costs of sales derived from (i) transportation services or (ii) any Subsequent Acquisition, except to the extent attributable to a Shared Client or attributable to a New Client (which shall be deemed revenue and costs of sales attributable to Parent’s corporate umbrella), which shall be included in Gross Profit.
“Health Care Laws” means all legal requirements, including all statutes, rules, regulations, binding guidance, requirements, and orders relating to the regulation of the health care industry or to payment for any items or services rendered, provided, or furnished by Seller or the Target Company and/or through the Business, including, without limitation, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395 - 1395lll (the Medicare statute), including the Ethics in Patient Referrals Act, as amended, 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396 - 1396w-5 (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a- 7a; the Administrative False Claims Law, 42 U.S.C. § 1320a-7b(a); the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as Title XIII of the American Recovery and Reinvestment Act of 2009, Public Law 111-5 (collectively, “HIPAA”), the Federal Food, Drug & Cosmetics Act (21 U.S.C. § 301 et seq.); the Prescription Drug Marketing Act of 1987, Public Law 100-293; and the Controlled Substances Act (21 U.S.C. Section 801 et seq.), each as amended from time to time; any state anti-kickback, physician self-referral, false claims or fraud and abuse laws and laws governing the use, handling, control, storage, transportation, and maintenance of controlled substances, pharmaceuticals or drugs; and all applicable implementing regulations, rules, ordinances, judgments, and orders and any similar state and local Laws; and all applicable federal, state, and local licensing, certificate of need, corporate practice of medicine or any other clinical profession, fee-splitting, health care regulatory and reimbursement statutes, regulations, rules, ordinances, orders, and judgments applicable to health care items and services and all federal and state laws, and with respect to all of the foregoing.
“Indebtedness” means, with respect to any Person, and without duplication, all liabilities and obligations (contingent or otherwise), including, without limitation, any applicable penalties (including with respect to any prepayment thereof), fees, interest and premiums, interest rate swap breakage costs and all costs and expenses associated with the repayment of any of the foregoing, (i) for borrowed money (including all outstanding amounts under notes, bonds, debentures, or COVID-19 relief funds that have not been forgiven or repaid), (ii) for the deferred purchase price of goods or services other than trade payables incurred in the ordinary course of business, (iii) under capital leases (as determined pursuant to GAAP), (iv) obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty, in each case to the extent fully cash collateralized, (v) underfunded pension liabilities, (vi) any accrued income taxes and COVID -19 deferred taxes, or (vii) obligations under any interest rate, currency or other hedging or swap agreements.
“Indemnification Notice” has the meaning specified in Section 7.6(a).
“Indemnitee” has the meaning specified in Section 7.6(a).
“Indemnitor” has the meaning specified in Section 7.6(a).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) issued patents and patent applications; (ii) trademarks, service marks, trade names, trade dress, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (iii) copyrights and works of authorship, whether or not copyrightable, including all applications, registrations and renewals of any of the foregoing; (iv) trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential and proprietary information and all rights therein; (v) internet domain names and social media accounts and pages; (vi) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, and databases (“Software”); and (vii) all other intellectual or industrial property and proprietary rights of any kind or nature.
“Intended Tax Treatment” has the meaning specified in Section 6.4(h)(i).
“Investor Representations” means Section 3.7, Section 3.8 and Section 3.9.
“IRS” means the United States Internal Revenue Service.
“Law” means any federal, state, local, foreign or other statute, law, common law, ordinance, rule or regulation or Order of any Government Body and all judicial interpretations thereof, including, without limitation, Health Care Laws and Applicable Privacy and Data Security Laws.
“Legal Requirement” means any Law, Order or Permit.
“Liability” or “Liabilities” means any debt, liability, commitment, duty or obligation of any nature, whether pecuniary or not, asserted or unasserted, accrued or unaccrued, absolute or contingent, matured or unmatured, liquidated or unliquidated, determined or determinable, incurred or consequential, known or unknown and whether due or to become due, including those arising under any Law or action and those arising under any Contract or otherwise, including any Tax liability or tort liability.
“Lien” means any mortgage, lien, pledge, charge, security interest, license, option, easement, restrictive covenant or encumbrance, right of first refusal, claim, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to Third Parties, leases to Third Parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities in title thereto.
“Lockup Agreement” has the meaning specified in Section 1.7(c).
“Long-Term Earn-Out Payment” has the meaning specified in Section 1.6(c)(i).
“Loss” means (a) all Liabilities owed to or at the behest of any other Person, (b) all damages, judgments, awards, penalties, Liabilities, Taxes, losses, settlements and costs, (c) all demands, claims, suits, actions, causes of action, proceedings and assessments, and (d) all reasonable costs and expenses, court costs and fees and expenses of attorneys and expert witnesses of investigating, defending, asserting or settling any of the foregoing; provided, however, that “Loss” does not include (i) punitive, exemplary, or special damages, (ii) except to the extent reasonably foreseeable, consequential damages or (iii) damages based upon any type of multiple of profits or revenue, except in the case of each of clauses (i)

through (iii), to the extent any such “Loss” is found by a court of competent jurisdiction to be owed in connection with a Third Party Claim.
“Material Contract” has the meaning specified in Section 2.12.
“Material Customers” has the meaning specified in Section 2.17(a).
“Material Suppliers” has the meaning specified in Section 2.17(b).
“New Client” means a newly engaged client of any Person that is the subject of a Subsequent Acquisition at any time following the date of such acquisition.
“Net Working Capital Adjustment Amount” means the result of (i) the Closing Net Working Capital, minus (ii) the Target Net Working Capital, calculated in accordance with the methodology set forth in Annex B.
“Open Source Code” has the meaning specified in Section 2.15(d).
“Order” means any order, writ, injunction, judgment, plan, decree, order or license of any Government Body.
“ordinary course of business” means actions by the Target Company Group that are consistent in nature, scope and magnitude with the past practices of the Business and are taken in the ordinary course of the normal day-to-day operations of the Business.
“Organizational Documents” means, with respect to any Business Entity, the certificate or articles of incorporation, formation or partnership, bylaws, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person, in each case as the same have been amended and restated from time to time and are in effect as of any applicable date of determination.
“Parent” has the meaning specified in the Preamble.
“Parent Common Stock” means shares of common stock, $0.0001 par value per share, of Parent.
“Parent Common Stock Value” means, (i) for purposes of the Share Consideration and the Adjustment Escrow Shares, the value of the Parent Common Stock will be calculated based on the twenty (20)-day VWAP trading price per share of Parent Common Stock, as reported by Bloomberg for the Nasdaq exchange, for the period ending two (2) trading days prior to the Closing Date and (ii) for purposes of an Earn-Out Payment, the value of the Parent Common Stock will be calculated based on the twenty (20)-day VWAP trading price per share of Parent Common Stock, as reported by Bloomberg for the Nasdaq exchange, for the period ending two (2) trading days prior to the date of realizing the obligation of issuance (i.e., with respect to any Earn-Out Payment, two (2) trading days prior to December 31st of the appliable Earn-Out Period).
“Parent Terms” means, collectively, the representations and warranties contained in Article 5, Section 1.4 and Section 1.6, each solely as it relates to Parent.
“Parties” means the Seller Parties, the Target Company, Buyer and Parent, and “Party” means any of them.
“PCI Requirements” means all rules, regulations, standards and guidelines adopted or required (a) by all payment card brands that are accepted as a form of payment by, or whose instrument information is otherwise handled by, Target Company Group, and (b) the Payment Card Industry Data Security Standards.
“Permit” means, with respect to any Person, any license, franchise, permit, Consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any

Government Body or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Liens” means (a) statutory Liens for current Taxes, special assessments or other governmental charges not yet due and payable, (b) Liens arising by operation of Law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers or suppliers, incurred in the ordinary course of business securing amounts that are not yet due and payable or being contested in good faith by appropriate proceedings, and (c) restrictions on the transfer of Equity Securities arising under federal and state securities Laws.
“Person” means an individual, Business Entity or Government Body.
“Personal Information” means information relating to or reasonably capable of being associated with an identified or identifiable natural Person, device, or household, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law.
“Pre-Closing Taxes” means, without duplication, (a) all Taxes of the Target Company Group for all Pre-Closing Tax Periods; (b) all Taxes of the Target Company Group for Straddle Periods to the extent apportioned to a Pre-Closing Tax Period under Section 6.4(b) (including, for the avoidance of doubt, any Taxes imposed under Section 1374); (c) all Taxes of Seller; and (d) all Taxes (i) imposed on the Target Company Group or Buyer as a transferee or successor, otherwise by operation of law or pursuant to a Contract or as a result of an event or transaction occurring prior to the Closing, (ii) for which the Target Company Group is liable pursuant to any Tax indemnity, Tax sharing, Tax allocation or any similar agreement or arrangement, or any other contractual obligation to pay the Tax obligation of another Person or make any payments to any other Person in respect of any Tax attributes or benefits, or (iii) for which the Target Company Group is liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a result of the Target Company Group’s inclusion as a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including an affiliated group under Section 1504 of the Code.
“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.
“Pre-Conversion Target Company” has the meaning specified in the Recitals.
“Pre-Conversion Target Company Interests” has the meaning specified in the Recitals.
“Preliminary Post-Closing Price Adjustment Statement” has the meaning specified in Section 1.5(a).
“Price Adjustment Acceptance Notice” has the meaning specified in Section 1.5(b).
“Price Adjustment Objection Notice” has the meaning specified in Section 1.5(b).
“Privileged Communications” has the meaning specified in Section 9.16.
“Provider” has the meaning specified in Section 2.9(d).
“Purchase Price Allocation Methodology” has the meaning specified in Section 6.4(h)(ii).
“R&W Insurance Policy” has the meaning specified in Section 6.6.
“Releasee” has the meaning specified in Section 6.8.
“Reorganization” has the meaning specified in the Recitals.
“Representatives” of any Person means such Person’s directors, managers, members, partners, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).

“Restrictive Covenant Agreement” means that certain restrictive covenant agreement, dated as of the date hereof in the form attached hereto as Exhibit C.
“Reviewing Accounting Firm” means an independent accounting firm of national reputation mutually acceptable to Buyer and Seller.
“RWI Retention Account” means a segregated escrow account established pursuant to the Escrow Agreement into which the RWI Retention Amount is deposited pursuant to Section 1.4(b).
“RWI Retention Amount” means cash in the amount of $312,500.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” has the meaning specified in Section 3.8.
“Seller” has the meaning specified in the Preamble.
“Seller Fundamental Representations” means the representations and warranties contained in Section 2.1 (Due Organization and Power), Section 2.2 (Authority), Section 2.4 (Capitalization), Section 2.7 (Tax Matters), Section 2.16 (Brokers and Finders), Section 3.1 (Legal Capacity), Section 3.2 (Ownership of Target Company Interests), Section 3.5 (Brokers and Finders).
“Seller Indemnitees” has the meaning specified in Section (b).
“Seller Parties” means Seller and Owners, collectively, and “Seller Party” means Seller and each Owner, individually.
“Seller Prepared Tax Returns” has the meaning specified in Section 6.4(c).
“Seller’s Counsel” has the meaning specified in Section 9.16.
“Seller Formation” has the meaning specified in the Recitals.
“Seller Formation Date” has the meaning specified in the Recitals.
“Share Consideration” has the meaning specified in Section 1.2.
“Shared Client” means a client of any Person acquired in a Subsequent Acquisition, which client is also a client or client Affiliate of the Target Company as of the day immediately prior to the date of Buyer’s, Parent’s or any of their respective Affiliates’ acquisition of such Person.
“Software” has the meaning specified in the definition of “Intellectual Property”.
“Specified Employees” has the meaning specified in Section 6.2.
“Straddle Period” has the meaning specified in Section 6.4(b).
“Stub Period” has the meaning specified Section 2.5(a).
“Subsequent Acquisition” means, at any time after the Closing, the acquisition by Buyer, Parent or an Affiliate thereof of any Person that provides services similar to the Business.
“Subsidiary” means with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is a general partner or managing member.
“Target Company” has the meaning set forth in the Preamble.

“Target Company Disclosure Letter” means the disclosure schedule dated and delivered as of the date hereof by Seller to Buyer, which is attached to this Agreement.
“Target Company Group” means the Target Company and each Subsidiary of the Target Company.
“Target Company Insurance Policies” has the meaning specified in Section 2.11.
“Target Company Intellectual Property” has the meaning specified in Section 2.15(a).
“Target Company IP Registrations” has the meaning specified in Section 2.15(a).
“Target Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (“IT”) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Target Company Group or any of its Affiliates in connection with the Business.
“Target Company Permits” has the meaning specified in Section 2.9(c).
“Target Company Plan” means all “employee benefit plans” as defined in Section 3(3) of the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), each employment, consulting, termination, fringe benefit, severance, incentive or bonus, retention, change in control, compensation, deferred compensation, profit sharing, pension, benefit, retirement, welfare, post-employment welfare, vacation or paid time off, phantom equity, stock purchase, stock option or equity-based incentive plan, policy, program, agreement or arrangement, whether or not in writing and whether or not funded, in each case, that is sponsored, contributed to or maintained by the Target Company or with respect to which the Target Company or any employers (whether or not incorporated) that would be treated together with the Target Company as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) has any liability, direct or indirect, contingent or otherwise.
“Target Company Transaction Expenses” means, to the extent not paid before the Closing, all expenses of the Target Company incurred or to be incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Transaction Documents and the consummation of the Transaction and the Closing, including out of pocket costs, fees and disbursements of financial advisors, attorneys, accountants and other advisors and service providers, severance payments to directors, officers and employees, bonuses, retention payments and any other change of control or similar payments payable as a result of or in connection with the transactions contemplated by this Agreement (including the employer portion of any Taxes relating to such payments), payable by the Target Company Group (prior to and through and including the Closing Date).
“Target Net Working Capital” means $9,277,617.
“Taxes” means any and all federal, state, local, foreign or other taxes of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed in respect of the foregoing), including income, franchises, windfall or other profits, gross receipts, property, sales, use, ad valorem, transfer, transaction, gains, registration, license, wages, lease, service, withholding, excise, real property, personal property, escheat or unclaimed property, customs, duties, value-added, payroll, employment, social security, disability, workers’ compensation, unemployment compensation, or net worth and other taxes, fees, assessments, levies or charges of any kind whatsoever, whether disputed or not.
“Tax Proceeding” has the meaning specified in Section 6.4(d).
“Tax Return” means any return, declaration, report, estimate, election, claim for refund, or information return or statement relating to, or filed or required to be filed in connection with, any Taxes, including any schedule, form, attachment or amendment.

“Third Party” means a Person other than (a) Seller, (b) the Target Company, (c) any Subsidiary of the Target Company, (d) Buyer or (e) an Affiliate of (a), (b), (c) or (d).
“Third Party Claim” has the meaning specified in Section 7.7(a).
“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, the Restrictive Covenant Agreement, the Form of Employment Agreements and each other agreement or document referred to in this Agreement or to be executed in connection with the Transaction.
“Transaction” means, collectively, the transactions contemplated in the Transaction Documents.
“Transaction Tax Deductions” means, without duplication and regardless of by whom paid, the aggregate amount of (a) any and all stay bonuses, sale bonuses, change in control payments, retention payments, option payments, or similar payments made or to be made by the Target Company Group in connection with or resulting from the Closing (including all compensation-related Target Company Transaction Expenses), (b) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes), original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in respect of Indebtedness in connection with the Closing, and (c) all other payments of Target Company Transaction Expenses, including, to the extent “more likely than not” deductible pursuant to applicable Law, any such legal, accounting and investment banking fees, costs and expenses. The parties shall apply the safe harbor election set forth in IRS Revenue Procedure 2011-29 to determine the amount of any success-based fees for purposes of clauses (a) and (c) above, as applicable.
“Transfer Agent” means Equiniti Trust Company, LLC.
“Union” has the meaning specified in Section 2.12(h).
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IN WITNESS WHEREOF, the Parties have duly executed and delivered this Sale and Purchase Agreement as of the day and year first written above.
BUYER:
STRATA CRITICAL, INC.
By:    /s/ Melissa Tomkiel
Name:     Melissa Tomkiel
Title:    Co-Chief Executive Officer
PARENT:
solely with respect to the Parent Terms,
STRATA CRITICAL MEDICAL, INC.
By:    /s/ Melissa Tomkiel
Name:     Melissa Tomkiel
Title:    Co-Chief Executive Officer

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TARGET COMPANY:
KEYSTONE PERFUSION SERVICES, LLC
By:    /s/ Louis Verdetto
Name:    Louis Verdetto
Title:    President
SELLER:
LRV HOLDCO, INC.
By:    /s/ Louis Verdetto
Name:    Louis Verdetto
Title:    President
OWNERS:
Louis Verdetto Irrevocable Trust, dated August 20, 2025
By:    /s/ Natalie Verdetto
Name:    Natalie Verdetto
Title:    Trustee
Louis Verdetto
By:    /s/ Louis Verdetto